November 7, 2018

To Our Fellow Shareholders:

We are pleased to report on our performance for the third quarter of 2018. For details regarding our financial and operating results, please see our third quarter earnings release and supplemental information, which follow this letter.
During the third quarter, we continued to make progress on delivering our Under Construction assets on-time and on-budget, stabilizing our operating portfolio at income levels consistent with our published NOI bridge and market rent expectations, maturing and harvesting opportunities in our Future Development Pipeline, and capitalizing on the current environment to dispose of assets where we can achieve or exceed our estimated NAV pricing for select assets within the portfolio.
Our plans for the highly anticipated Central District Retail in Crystal City passed the critically important milestone of Arlington County zoning approval in October. We intend to commence construction on this project in the fourth quarter of 2018. It will comprise approximately 130,000 gross square feet and will serve as the foundation of anchor amenities from which future phases of placemaking development will emanate in the submarket. The primary anchors of the project will be a 49,000 square foot Alamo Drafthouse Cinema and a specialty grocer. The strength of Alamo Drafthouse Cinema, which was recently ranked the number one North American movie theater chain in a Market Force Information poll, combined with the strong demand that we have seen from other local retail operators, validates our merchandising strategy and provides a catalyst for our placemaking efforts in the market. As we continue to execute on our strategy to reposition the submarket, Central District Retail will set the tone for our long-term vision and reflect our obsessive focus on place and walkability.
Washington, DC Market Update
All data and related information in the following market update has been provided by JLL.
The DC Metro area experienced its highest job growth in more than a decade in the trailing 12 months ended August 2018, with a gain of 64,100 jobs, 49% higher than the preceding 12 months. This strong employment growth points to an accelerating recovery in a market that has lagged other gateway cities in the past several years. We have seen this employment growth and the potential for future growth manifest in several ways: increased federal government budgets for defense sector and government technology initiatives; consistent growth in office tenant demand in transit-oriented locations; multifamily rent growth; an uptick in real estate capital markets volume; and a tightening of pricing.
Office
This stronger economic engine has fueled more dynamic, tighter, office markets for the year, slightly offset by a weak third quarter. Overall regional occupancy decreased by 20 basis points to 83.5% during the quarter, largely due to additional sublease space coming on the market. Despite that occupancy decrease, net absorption remained positive for 2018 with nearly 1.3 million square feet of absorption through the third quarter. The pockets of

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weakness in the market were concentrated in suburbs outside the Beltway, with expected downsizing and move-outs on the Toll Road in Northern Virginia and Rockville Pike in Suburban Maryland. Amenity-rich, Metro-served locations were the net beneficiaries of these move-outs, as has been the trend for many years. Looking to the future, we see positive signs for continued growth. In the second quarter alone, 53% of leases larger than 20,000 square feet exhibited tenants growing their footprint, followed by 44% of such leases in the third quarter. Those leases will generate 1.7 million square feet of future occupancy gains in the coming quarters which, translated into net absorption, exceed the absorption gains we have seen through the third quarter.
Heading into 2019, the forces that have weighed on the Downtown office market will remain. Continued high vacancy in the downtown commodity Class A market has driven net effective rent declines due to growing TI packages and landlord capital investments aimed at making these ageing buildings more appealing to tenants. Suburban, off-Metro submarkets throughout the region will also remain challenged due to lack of new demand and a flight of existing tenants to locations with transit and better amenities. As of the third quarter, JBG SMITH-focused submarkets commanded a 23% rent premium to the broader market, while rents in the submarkets where JBG SMITH has no office presence were 21% lower than the broader market. As long as the job market continues to grow, we expect this divide to widen, as better locations absorb at the expense of their farther flung suburban counterparts.
Multifamily
As we predicted at our launch in the summer of 2017, multifamily supply increases are slowing from peaks in recent years. From 2014 through the third quarter of 2018, an estimated 12,310 units delivered to the market each year. In 2019 and 2020, an estimated 9,500 units will deliver each year, a 23% decline. With the supply pipeline slowing from its peak in 2017, rents have begun to move up, particularly in value-focused product, and rents are stabilizing in new product delivered in 2017 and early 2018. Within the infill, urban submarkets on which JBG SMITH focuses, rent growth remains strong and has rebounded through the first nine months of 2018 with 4.7% growth. This growth was more than 100 basis points higher than rent growth achieved in non-JBG SMITH submarkets, which grew only 3.6% in the first nine months of 2018.
Capital Markets
Office investment sales totaled $1.7 billion in the third quarter, up slightly from the second quarter, with the majority of this activity concentrated downtown. In the Trophy market, high demand and low supply have continued to drive pricing upward. Four of the 13 sales that have broken the historic $900 per square foot top-of-market threshold in DC occurred in 2018. As Trophy sales remained few and far between, the Class B market picked up the slack, accounting for 40% of investment sales volume. As Class B leasing fundamentals tighten, investors have begun to look at Class B assets as more than redevelopment plays, and pricing reflects that shift. Average pricing for stabilized Class B buildings has grown from $370 per square foot during the 2008 to 2013 period to $534 per square foot from 2014 to 2018. In the suburbs, assets with transit access continued to attract the most investment activity. This trend was extremely pronounced in Northern Virginia, where 75% of sales volume was concentrated in Silver Line submarkets stretching from Rosslyn to Herndon.
Multifamily investment sales totaled slightly over $4.0 billion through the third quarter of 2018, putting the market on track to easily exceed sales volume of $4.2 billion reached in 2017 and set a new post-recession peak. While sales volume has climbed to new highs, the weighted average price per unit settled near $203,000, a decline of 7% compared to 2017. The decline in average unit pricing has come as investment volume has shifted toward the lower quality end of the market. Nearly 65% of sales volume in 2018 has come from trades of Class B and Class C product, predominantly in suburban submarkets. Washington, DC continued to command a significant premium over

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the rest of the region, with pricing averaging over $235,000 per unit, compared to slightly under $151,000 per unit in Suburban Maryland. Northern Virginia, which has driven 46% of overall sales volume in 2018, averaged roughly $223,000 per unit.
Aided by strong investment activity for both office and multifamily assets in 2017, debt capital markets hit a record peak in 2017 with $11.1 billion in financing volume. While activity so far in 2018 has fallen short of the previous year, nearly $4.5 billion of debt financing has closed through the third quarter. The debt markets continue to be very liquid, and it is a good time to be a borrower, especially for cash flowing assets. Base rates continued to rise with the 10-year treasury yield edging above 3% in the third quarter, but that increase has largely been offset by tightening spreads across the board, which have lessened pressure on all-in rates.
Operating Portfolio
Our 11.5 million square foot operating office portfolio (at share) generated $281.2 million of annualized NOI and was 87.1% leased and 85.4% occupied as of the end of the third quarter. Year to date, we have sold several office assets including Summit I and II, the Bowen Building, Executive Tower, 1233 20th Street, and our interest in the Investment Building, all helping to reduce our exposure to the most challenged sectors of the office market. During the third quarter, we completed 42 office lease transactions in our operating office portfolio totaling over 378,000 square feet (at share), including 66,000 square feet of new leases and 312,000 square feet of renewals. For second-generation leases, the rental rate mark-to-market was (5.6%) on a cash basis and (2.6%) on a GAAP basis. This mark-down is within a range that is consistent with our long-term (5%) mark-to-market assumption and is primarily the result of three GSA renewals. Like last quarter, we renewed several leases early to ensure the tenants did not move to other buildings. While these “blend and extend” lease renewals often require a free rent component and, therefore, impact near term NOI and same-store NOI growth, we believe signing these deals is a prudent defensive leasing strategy given the alternative of downtime and re-leasing costs associated with losing these tenants. In addition, we are seeing a trend of existing GSA tenants forgoing market tenant improvement allowances and instead using the value of the improvement allowance to reduce their contractual rental rate prior to signing the lease, rather than amortizing these dollars over the lease term. While these leases cause spikes in our reported negative mark-to-market rent adjustments, the true impact on a net effective rent basis is negligible. To provide a transparent picture of net effective rents over time, we include a schedule of net effective rents in our financial supplemental information.
We have received several inquiries about our approach to flexible space and coworking trends. Our goal is to provide a broad spectrum of real estate solutions to our commercial tenants that meet their needs in ways that work best for them. We intend to maximize value across our portfolio by providing tenants with a range of options while also ensuring that we receive a fair return on investment for each space in our portfolio. Our strategy in this area is to provide best-in-class customer service on economic terms that adequately compensate us for our up-front capital expense and our long-term exposure to credit risk and the market cycle.
Third-party coworking is an important component of our strategy reflected in leases totaling approximately 300,000 square feet with eight different providers. This is a fast-growing user base, and we find coworking tenants can help drive demand from non-traditional tenants for more traditional space across our portfolio. Coworking also provides an opportunity for easily accessible expansion space for other existing tenants in our buildings. Additionally, there is the potential to partner with coworking providers to provide a greater level of service and amenities. While an important part of our strategy, at the end of the third quarter, coworking tenants comprised less than 3% of our portfolio by both square footage and rental revenue - WeWork is the largest of those tenants. We have constructed our leases purposefully to diversify our exposure across our portfolio and to include several different coworking

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providers to limit downside risk in the event of an economic downturn or consolidation within the sector. While we anticipate entering into other leases with coworking and flexible space providers where appropriate across our portfolio, we remain focused on lease security and downside protection to guard against any potential volatility in that industry.
In addition to our relationships with coworking providers, we continue to execute a robust, internally managed “spec suite” program in which we provide already-built, turnkey spaces for tenants requiring space quickly. While some tenants seek a shorter-term lease structure for these spaces, we find that the lease term for these spaces often ranges between 5 and 7 years. A premium rent is often achieved given the speed and turnkey buildout these spaces offer. We have also seen multiple tenants graduate from our spec suites into more traditional space in our portfolio with longer term leases. This program is another important element of meeting the needs of our customers in an ever-evolving marketplace.
Our operating multifamily portfolio, comprising approximately 4,523 units (at share), generated $77.9 million of annualized NOI and ended the third quarter at 96.1% leased, up slightly from 95.9% leased in the second quarter. We saw particularly strong performance at Falkland Chase, The Bartlett, and RiverHouse Apartments. In addition, we have seen continued strong leasing activity at 1221 Van Street, a recently delivered multifamily asset in the Ballpark/Southeast submarket. As of the date of this letter, the multifamily portion of 1221 Van Street was 80% leased, and the retail portion was over 90% leased to several high-end, amenity-based retailers.
Development Portfolio
Under Construction
At the end of the third quarter, we had seven assets Under Construction, all of which had guaranteed maximum price construction contracts in place. These assets have a weighted average estimated completion date of the first quarter of 2020, a weighted average estimated stabilization date of the second quarter of 2021, and a projected NOI yield based on Estimated Total Project Cost of 6.8%. Based on projected stabilized NOI (at share), our Under Construction portfolio is 60.9% multifamily and 39.1% office. The office assets represent 546,133 square feet (at share), of which 63.9% is pre-leased.
Near Term Development
We do not have any assets in the Near Term Development Pipeline as of the third quarter. As a reminder, we only place assets into our Near Term Development Pipeline when they have substantially completed the entitlement process and for which we intend to commence construction within 18 months, subject to market conditions.
Future Development Pipeline
Our Future Development Pipeline comprises 19.0 million square feet (at share), with an Estimated Total Investment of approximately $42 per square foot. As of the third quarter, approximately 1.8% of this pipeline was in the DC mature markets, 18.3% was in the DC emerging markets, 27.2% was in Pentagon City, 15.7% was in Crystal City, 18.3% was in Reston, 11.4% was in Other VA, 6.7% was in Silver Spring, and 0.6% was in Greater Rockville. We believe our Future Development Pipeline is a substantial source of value that can be unlocked through new development, land sales, and/or ground leases, and we will continue to explore attractive opportunities to harvest value from land sites as part of our capital recycling and development efforts. As indicated at the beginning of this letter, we expect to commence construction on Central District Retail in Crystal City before year end, which means that asset will move from our Future Development Pipeline into our Under Construction assets in the fourth quarter. In addition to Central District Retail, we are pursuing final entitlements for a multifamily project located at 1900 Crystal Drive, which will include two apartment towers and additional important placemaking retail on the ground

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level. We expect to receive final entitlements later in 2019, and this asset is another potential candidate for development under the right market conditions.
Amazon
This is our fifth quarterly investor letter since the Amazon HQ2 search began in September of 2017. As we outlined in our third quarter 2017 letter, Amazon would be a game changer for our local economy and would breathe new life into a market that is still recovering from the headwinds of BRAC, the global financial crisis and sequestration. As a growth engine, Amazon would lead to the healthy diversification of our local economy and would catalyze the development of a technology ecosystem that has long searched for its footing in our region. HQ2 would serve as an incredible catalyst to accelerate the repositioning of our assets in Crystal City and our long-term placemaking strategy in the submarket. Since Amazon’s search for a second headquarters began, our team and our region have put forward a compelling case for any large employer in search of a deep and broad talent base in a business-conducive environment with plenty of room to grow. Whether we are ultimately selected or not, this process has generated extremely valuable attention and interest in all that our region has to offer. The JBG SMITH team has invested considerable time and energy pursuing this once-in-a-generation opportunity. With a decision promised by year end, we are in the home stretch and we continue to hope for the best.
Third-Party Asset Management and Real Estate Services Business
Our share of revenue from the third-party asset management and real estate services business was $14.3 million in the third quarter, primarily driven by $5.9 million in property management fees and $3.6 million in asset management fees. The portion of the total fees associated with the legacy JBG Funds was $6.4 million. The legacy JBG Funds continued to dispose of assets in accordance with their underlying business plans. We continue to expect the fees from the third-party management business to remain relatively stable after the legacy JBG Fund business winds down over the next 4-7 years.
Capital Allocation
Acquisitions
The acquisitions market in Washington, DC continues to be competitive, and we remain cautious. Any near-term acquisition activity will be focused on assets with redevelopment potential in emerging growth neighborhoods, as well as assets adjacent to our existing holdings where the combination of sites can add unique value to any new investment. Where there are opportunities to trade out of higher risk assets with extensive capital needs or those outside of our geographic footprint, we will consider 1031 exchanges.
Dispositions
During the third quarter, we made further progress on our goal to raise $700 million of capital through asset sales and recapitalizations, which we intend to use to deleverage and create balance sheet capacity for future investment opportunities. Year-to-date, we have closed over $553 million of asset sales and recapitalizations, which include 1900 N Street, Summit I and II, the Bowen Building, Executive Tower,1233 20th Street, the Investment Building, and the out-of-service portion of Falkland Chase - North. In July, the deposit related to the $115 million sale of Commerce Executive became non-refundable, which, assuming it closes, brings our aggregate dispositions and recapitalizations to approximately $668 million. Our Future Development Pipeline remains a substantial source of value that can be unlocked through new development, land sales, and/or ground leases. We plan to provide a summary of the impact that our capital recycling efforts have had on our portfolio and our balance sheet, as well as lay out our capital recycling goals for 2019 in conjunction with our year-end investor letter.

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Given the continued fervor in the private capital markets, we are exploring additional opportunities to capitalize on attractive market conditions to raise capital through additional sales and recapitalizations. Where appropriate, we will consider 1031 exchanges for low basis assets to improve risk-adjusted returns and upgrade asset quality, location or use type. Over the long term, we expect our capital recycling efforts to reduce our exposure to office and increase our exposure to multifamily in the emerging growth submarkets in which we are concentrated.
Development
We are continuing to advance the entitlement process for assets in our Future Development Pipeline because we believe bringing land to shovel-ready condition is the best way to maximize optionality and value. Some of these assets will be sold or ground leased, and some may be future development opportunities for us. We expect our next development projects to be Central District Retail and additional ground-up multifamily assets in Crystal City. As with all new construction, any future development opportunities will be evaluated on their strength relative to other investment alternatives while maintaining prudent balance sheet capacity.
Balance Sheet
As of September 30, 2018, we had approximately $253.1 million of cash on a GAAP reporting basis, $284.0 million of cash (at share), and $1.1 billion of capacity under our $1.4 billion credit facility. We have $396 million of Estimated Incremental Investment (at share) to complete our seven Under Construction assets, which can be fully funded with cash, in place construction loans, and available draws on our term loan facilities.
During the third quarter, we repaid $88.6 million of mortgage debt and the outstanding $35.7 million balance on our revolving credit facility. We also drew the $200 million term loan, due in 2024, in accordance with the delayed draw provisions of our credit facility. Subsequent to quarter-end, in conjunction with the sale of 1233 20th Street, we repaid the related $41.9 million mortgage. As of September 30, 2018, our fixed-rate debt represents 75% of our total debt, in-line with our target range of 70% to 80% fixed.
As of September 30, 2018, our Net Debt/Adjusted EBITDA ratio was 6.7x, and our Net Debt/Total Enterprise Value was 30.8%. We expect the proceeds from asset sales and recapitalizations to substantially offset the increased leverage that otherwise would have resulted from the incremental investment in our Under Construction assets. Due to our successful capital recycling efforts, we expect to end 2018 with a Net Debt/Adjusted EBITDA ratio of approximately 7.0x and in the low 30’s from a Net Debt/Total Enterprise Value perspective using our stock price at September 30, 2018. It is our goal to create additional capacity to execute on our redevelopment plans in Crystal City and take advantage of acquisition opportunities when the real estate cycle turns.
Environmental, Social and Governance
In September, we achieved a 4-star rating from the Global Real Estate Sustainability Benchmark (GRESB) in the 2018 Real Estate Assessment, ranking second among 25 global participants with mixed-use office and multifamily portfolios. In our first year participating in the GRESB assessment, we outperformed the average score of other first year participants by 23 points with a total score of 82. Each year GRESB assesses and benchmarks the environmental, social and governance (ESG) performance of real assets worldwide and monitors the sector’s progress toward global sustainability goals. GRESB assessments are guided by what investors, and the industry, consider to be material issues in the sustainability performance of real asset investments.
We take our responsibility to contribute to the long-term sustainability of our customers, our region, and our planet seriously. By fully integrating environmental sustainability, social responsibility, and strong governance practices throughout our organization, we believe we can enhance our communities and conserve resources while growing shareholder value. Our investment strategy focuses on aligning long-term business plans with sustainable

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development goals, positioning assets to meet market demands for sustainability and achieving long-term targets for conserving resources and reducing carbon emissions. Our portfolio of LEED and ENERGY STAR certified properties demonstrates our commitment to sustainable design and performance. Our emphasis on placemaking and development of high-quality, urban, metro-served real estate is a core aspect of reducing our collective environmental footprint.
In October, we began fundraising for the Washington Housing Initiative Impact Pool, which was created to provide capital for the acquisition and development of affordable workforce housing. As a reminder, we launched the Washington Housing Initiative (WHI) in partnership with the Federal City Council earlier this year. WHI is a transformational, market-driven approach to producing and preserving affordable workforce housing. Its goal is to preserve or build up to 3,000 units of affordable workforce housing in high-impact locations in the Washington, DC region over the next decade. We intend to invest $10 million alongside third-party capital in the WHI and leverage our size and scale to manage the WHI assets. We expect the WHI to begin making investments in 2019.
We are excited to announce the addition of Carey Goldberg, our new Executive Vice President of Human Resources & Inclusion. Carey will serve as a strategic advisor to the executive management team, while overseeing our human resource strategy and direction. Her background building employee experiences and talent development across multiple Fortune 500 companies will serve us well as we strengthen our workplace culture and continue to promote diversity, inclusion, and employee growth.
Finally, we have added a new feature to the News section of our website to share third-party information, such as newsworthy articles, market research reports, or other information on the commercial real estate market that we believe key stakeholders will find valuable. This information can be found at www.jbgsmith.com.
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Thank you for taking the time to read our quarterly investor letter. We will continue to focus on long-term value creation and maximizing net asset value per share. We are excited about the opportunities ahead of our organization, and we will work hard to maintain your trust and confidence as we execute on our growth plans.
W. Matthew Kelly
Chief Executive Officer

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FOR IMMEDIATE RELEASE
CONTACT
Jaime Marcus
SVP, Investor Relations
(240) 333-3643
jmarcus@jbgsmith.com
JBG SMITH ANNOUNCES THIRD QUARTER 2018 RESULTS

Chevy Chase, MD (November 7, 2018) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended September 30, 2018 and reported its financial results.
Additional information regarding our results of operations, properties and tenants can be found in our Third Quarter 2018 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com.
Third Quarter 2018 Financial Results

•	Net income attributable to common shareholders was $22.8 million, or $0.19 per diluted share.

•	Funds From Operations (“FFO”) attributable to common shareholders was $42.6 million, or $0.36 per diluted share.

•	Core Funds From Operations (“Core FFO”) attributable to common shareholders was $51.3 million, or $0.43 per diluted share.

Nine Months Ended September 30, 2018 Financial Results

•	Net income attributable to common shareholders was $39.2 million, or $0.33 per diluted share.

•	FFO attributable to common shareholders was $120.0 million, or $1.01 per diluted share.

•	Core FFO attributable to common shareholders was $156.5 million, or $1.32 per diluted share.

Operating Portfolio Highlights

•	Annualized Net Operating Income (“NOI”) for the three months ended September 30, 2018 was $364.9 million, compared to $378.5 million for the three months ended June 30, 2018, at our share.

•	The operating office portfolio was 87.1% leased and 85.4% occupied as of September 30, 2018, compared to 87.4% and 86.0% as of June 30, 2018, at our share.

•	The operating multifamily portfolio was 96.1% leased and 94.3% occupied as of September 30, 2018, compared to 95.9% and 92.6% as of June 30, 2018, at our share.

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The operating other portfolio (excluding the Crystal City Marriott) was 98.8% leased and 98.6% occupied as of September 30, 2018, compared to 93.4% leased and 91.1% occupied as of June 30, 2018, at our share.

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Executed approximately 378,000 square feet of office leases at our share in the third quarter, comprising approximately 60,000 square feet of new leases, and approximately 318,000 square feet of second generation leases, which generated a 2.6% rental rate decrease on a GAAP basis and a 5.6% rental rate decrease on a cash basis.

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Executed approximately 1.0 million square feet of office leases at our share during the nine months ended September 30, 2018, comprising approximately 277,000 square feet of new leases, and approximately 742,000 square feet of second generation leases, which generated a 0.3% rental rate increase on a GAAP basis and a 6.4% rental rate decrease on a cash basis.

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Same Store Net Operating Income (“SSNOI”) decreased 0.7% to $70.0 million for the three months ended September 30, 2018, compared to $70.5 million for the three months ended September 30, 2017. SSNOI increased 4.6% to $203.1 million for the nine months ended September 30, 2018, compared to $194.2 million for the nine months ended September 30, 2017. The decrease in SSNOI for the three months ended September 30, 2018 is largely attributable to the conversion of unused tenant incentive allowances to free rent, rental abatement and anticipated tenant move-outs. The increase in SSNOI for the nine months ended September 30, 2018, is mainly driven by the burn off of rent abatements, partially offset by rent abatements given to tenants in 2018. The reported same store pool as of September 30, 2018 includes only the assets that were in service for the entirety of both periods being compared and does not include the JBG Assets acquired in our Formation Transaction. The JBG Assets will be included in reported SSNOI in the fourth quarter of 2018. Including the JBG Assets, SSNOI would have increased 0.7% and 4.9% for the three and nine months ended September 30, 2018.

Development Portfolio Highlights
Under Construction

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During the quarter ended September 30, 2018, there were seven assets under construction (three office assets and four multifamily assets), consisting of 546,133 square feet and 1,284 units, both at our share.

Near-Term Development

•	As of September 30, 2018, there were no assets in near-term development.

Future Development Pipeline

•	As of September 30, 2018, there were 43 future development assets consisting of 19.0 million square feet of estimated potential density at our share.

Third-Party Asset Management and Real Estate Services Business

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For the three months ended September 30, 2018, revenue from third-party real estate services, including reimbursements, was $23.8 million. Excluding reimbursements and service revenue from our interests in consolidated and unconsolidated real estate ventures, revenue from our third-party asset management and real estate services business was $14.3 million, of which $5.9 million came from property management fees, $3.6 million came from asset management fees, $1.5 million came from leasing fees, $2.3 million came from development fees, $0.6 million came from construction management fees and $0.4 million came from other service revenue.

•	The general and administrative expenses allocated to the third-party asset management and real estate services business were $10.1 million for the three months ended September 30, 2018.

Balance Sheet

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We had $2.1 billion of debt ($2.6 billion including our share of debt of unconsolidated real estate ventures) as of September 30, 2018. Of the $2.6 billion of debt at our share, approximately 75% was fixed-rate, and rate caps were in place for approximately 6%.

•	The weighted average interest rate of our debt at share was 4.20% as of September 30, 2018.

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At September 30, 2018, our total enterprise value was approximately $7.3 billion, comprising 137.7 million common shares and units valued at $5.1 billion and debt (net of premium / (discount) and deferred financing costs) at our share of $2.5 billion, less cash and cash equivalents of $284.0 million.

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As of September 30, 2018, we had $253.1 million of cash and cash equivalents on a GAAP basis and $284.0 million of cash and cash equivalents at our share, and $1.1 billion of capacity under our credit facility.

•	Net Debt / Adjusted EBITDA at our share for the three and nine months ended September 30, 2018 was 6.7x and 6.6x and our Net Debt / Total Enterprise Value was 30.8% as of September 30, 2018.

Financing and Investing Activities

•	Drew $200.0 million under the Tranche A-2 Term Loan, in accordance with the delayed draw provisions of the credit facility. We also repaid all outstanding revolving credit facility balances.

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Repaid an aggregate of $88.6 million of mortgage debt comprising the $78.0 million loan on 7200 Wisconsin Avenue and a $10.6 million partial repayment on RTC - West in exchange for modified loan terms.

•	Sold Executive Tower, an office building located in Washington, DC, for $121.4 million.

•	Sold our 5.0% interest in the real estate venture that owned the Investment Building, an office building located in Washington, DC, for $24.6 million.

•	Filed a universal shelf registration statement, which provides us with the ability to efficiently access the public equity markets.

•	In July 2018, the buyer’s deposit related to the contract to sell Commerce Executive for $115.0 million became non-refundable. The sale is expected to close in early 2019.

Subsequent to September 30, 2018:

•	Sold 1233 20th Street, an office building located in Washington, DC, for $65.0 million. In connection with the sale, we repaid the related $41.9 million mortgage loan.

•	Sold the out-of-service portion of Falkland Chase - North, a multifamily building located in Downtown Silver Spring, Maryland, for $3.8 million.

•	Including these sales and firm contracts, our aggregate disposition and recapitalization activity is $668 million for 2018, assuming those assets subject to firm contracts close.

Dividends
In May 2018 and August 2018, we paid dividends totaling $0.45 per common share. In November 2018, our Board of Trustees declared a dividend of $0.225 per common share, an indicated annual dividend of $0.90 per common share. The dividend is payable on November 26, 2018 to common shareholders of record as of November 13, 2018.
About JBG SMITH
JBG SMITH is an S&P 400 company that owns, operates, invests in and develops assets concentrated in leading urban infill submarkets in and around Washington, DC. Our mixed-use operating portfolio comprises approximately 19 million square feet of high-quality office, multifamily and retail assets, 98% at our share of which are Metro-served. With a focus on placemaking, we drive synergies across the portfolio and create amenity-rich, walkable neighborhoods. JBG SMITH’s future development pipeline includes 19.0 million square feet of potential development density at our share. For additional information on JBG SMITH, please visit www.jbgsmith.com.
Forward Looking Statements
Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH” or the “Company”) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this earnings release. We also note the following forward-looking statements: our anticipated dispositions, our indicated annual dividend per share and dividend yield, annualized net operating income; in the case of our construction and near-term development assets, estimated square feet, estimated number of units and in the case of our future development assets, estimated potential development density. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see “Risk Factors” and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements after the date hereof.
Pro Rata Information
We present certain financial information and metrics in this release “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.
We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.
With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.
Non-GAAP Financial Measures
This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH’s management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH’s financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA
Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our consolidated outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains on sales of depreciated real estate and impairment losses of depreciable real estate, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.
“Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as non-recurring transaction and other costs, gain (loss) on the extinguishment of debt, gain on sale of non-operating real estate, distributions in excess of our net investment in consolidated real estate ventures, gain on the bargain purchase of a business and share-based compensation expense related to the Formation Transaction. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.
Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.
Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution (“FAD")
FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT. NAREIT defines FFO as “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.”
"Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, gain on the bargain purchase of a business, gain on sale of non-operating real estate, distributions in excess of our net investment in consolidated real estate ventures, share-based compensation expense related to the Formation Transaction, amortization of the management contracts intangible and the mark-to-market of interest rate swaps.
"FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.
We believe FFO, Core FFO and FAD are meaningful non‑GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non‑GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

Net Operating Income ("NOI") and Annualized NOI
“NOI” is a non-GAAP financial measure management uses to measure the operating performance of our assets and consists of property-related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended September 30, 2018 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing twelve-month NOI as of September 30, 2018. Management believes Annualized NOI provides useful information in understanding JBG SMITH’s financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect JBG SMITH’s actual results of operations over any 12-month period.
Management uses each of these measures as supplemental performance measures for its assets and believes they provide useful information to investors because they reflect only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets.
However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of this measure of the operating performance of our assets is limited. Moreover, our method of calculating NOI may differ from other real estate companies and, accordingly, may not be comparable. NOI should be considered only as a supplement to net operating income (loss) (computed in accordance with GAAP) as a measure of the operating performance of our assets.

Same Store and Non-Same Store
“Same store” refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared. No JBG Assets are included in the same store pool.
“Non-same store” refers to all operating assets excluded from the same store pool.

Definitions
GAAP
"GAAP" refers to accounting principles generally accepted in the United States of America.

Formation Transaction
"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado’s Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

JBG Assets
"JBG Assets" refers to the management business and certain assets and liabilities of The JBG Companies acquired on July 18, 2017 by JBG SMITH.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

in thousands	September 30, 2018	December 31, 2017

ASSETS
Real estate, at cost:
Land and improvements	$1,366,154	$1,368,294
Buildings and improvements	3,678,335	3,670,268
Construction in progress, including land	649,056	978,942
	5,693,545	6,017,504
Less accumulated depreciation	(1,020,596)	(1,011,330)
Real estate, net	4,672,949	5,006,174
Cash and cash equivalents	253,148	316,676
Restricted cash	127,061	21,881
Tenant and other receivables, net	40,409	46,734
Deferred rent receivable, net	137,200	146,315
Investments in and advances to unconsolidated real estate ventures	361,014	261,811
Other assets, net	281,958	263,923
Assets held for sale	137,455	8,293
TOTAL ASSETS	$6,011,194	$6,071,807

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,769,938	$2,025,692
Revolving credit facility	—	115,751
Unsecured term loans, net	296,981	46,537
Accounts payable and accrued expenses	147,211	138,607
Other liabilities, net	119,552	161,277
Liabilities related to assets held for sale	45,657	—
Total liabilities	2,379,339	2,487,864
Commitments and contingencies
Redeemable noncontrolling interests	562,318	609,129
Total equity	3,069,537	2,974,814
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,011,194	$6,071,807
_______________

Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
REVENUE
Property rentals	$123,203	$116,458	$375,094	$316,899
Tenant reimbursements	9,744	9,593	28,651	27,161
Third-party real estate services, including reimbursements	23,788	25,141	72,278	38,881
Other income	1,708	1,158	4,904	3,701
Total revenue	158,443	152,350	480,927	386,642
EXPENSES
Depreciation and amortization	46,603	43,951	143,880	109,726
Property operating	34,167	29,634	95,462	77,341
Real estate taxes	16,905	17,194	54,024	47,978
General and administrative:
Corporate and other	12,415	10,593	37,759	35,536
Third-party real estate services	20,754	21,178	64,552	30,362
Share-based compensation related to Formation Transaction	8,387	14,445	26,912	14,445
Transaction and other costs	4,126	104,095	12,134	115,173
Total operating expenses	143,357	241,090	434,723	430,561
OPERATING INCOME (LOSS)	15,086	(88,740)	46,204	(43,919)
Income (loss) from unconsolidated real estate ventures, net	13,484	(1,679)	15,418	(1,365)
Interest and other income (loss), net	4,091	(379)	5,177	1,366
Interest expense	(18,979)	(15,309)	(56,263)	(43,813)
Gain on sale of real estate	11,938	—	45,789	—
Loss on extinguishment of debt	(79)	(689)	(4,536)	(689)
Gain (reduction of gain) on bargain purchase	—	27,771	(7,606)	27,771
INCOME (LOSS) BEFORE INCOME TAX BENEFIT	25,541	(79,025)	44,183	(60,649)
Income tax benefit	841	1,034	1,436	317
NET INCOME (LOSS)	26,382	(77,991)	45,619	(60,332)
Net (income) loss attributable to redeemable noncontrolling interests	(3,552)	8,160	(6,532)	2,481
Net loss attributable to noncontrolling interests	—	—	127	—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$22,830	$(69,831)	$39,214	$(57,851)
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.19	$(0.61)	$0.33	$(0.55)
Diluted	$0.19	$(0.61)	$0.33	$(0.55)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING :
Basic	119,835	114,744	118,588	105,347
Diluted	119,835	114,744	118,588	105,347
___________________
Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)
(Unaudited)

	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018

EBITDA, EBITDAre and Adjusted EBITDA
Net income	$26,382	$45,619
Depreciation and amortization expense	46,603	143,880
Interest expense (1)	18,979	56,263
Income tax benefit (expense)	(841)	(1,436)
Unconsolidated real estate ventures allocated share of above adjustments	10,986	31,763
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	—	129
EBITDA	$102,109	$276,218
Gain on sale of interest in unconsolidated real estate venture	(15,488)	(15,488)
Gain on sale of operating real estate	(11,938)	(45,334)
EBITDAre	$74,683	$215,396
Gain on sale of non-operating real estate	—	(455)
Transaction and other costs (2)	4,126	12,134
Loss on extinguishment of debt	79	4,536
Reduction of gain on bargain purchase	—	7,606
Share-based compensation related to Formation Transaction	8,387	26,912
Distributions in excess of our net investment in unconsolidated real estate venture (3)	(890)	(6,302)
Unconsolidated real estate ventures allocated share of above adjustments	—	30
Lease liability adjustments	(2,543)	(2,543)
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	—	(124)
Adjusted EBITDA	$83,842	$257,190

Net Debt to Adjusted EBITDA (4)	6.7x	6.6x

	September 30, 2018
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (5) (6)	$2,103,589
Unconsolidated indebtedness (5)	442,669
Total consolidated and unconsolidated indebtedness	2,546,258
Less: cash and cash equivalents	284,012
Net Debt (at JBG SMITH Share)	$2,262,246
	$(0.28)

____________________

(1)	Interest expense includes the amortization of deferred financing costs and the marking-to-market of interest rate swaps and caps, net of capitalized interest.

(2)
Includes amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition and dead deal costs.

(3)
Related to our investment in the real estate venture that owns 1101 17th Street. In June 2018, the mortgage loan payable that was collateralized by 1101 17th Street was refinanced eliminating the principal guaranty provisions that had been included in the prior loan. Distributions and our share of the cumulative earnings of the venture exceeded our investment in the venture by $5.4 million, which resulted in a negative investment balance. After the elimination of the principal guaranty provisions in the prior mortgage loan, we recognized the $5.4 million negative investment balance as income within “Income from unconsolidated real estate ventures, net” in our statements of operations for the nine months ended September 30, 2018. We have also suspended the equity method of accounting for this venture and recognized as income in the three and nine months ended September 30, 2018, $890,000 related to cash distributions.

(4)	Adjusted EBITDA for the three months ended September 30, 2018 is annualized by multiplying by four. Adjusted EBITDA for the nine months ended September 30, 2018 is annualized by multiplying by 1.33.

(5)	Net of premium/discount and deferred financing costs.

(6)	Includes mortgage loan related to assets held for sale.

FFO, CORE FFO AND FAD (NON-GAAP)
(Unaudited)

in thousands, except per share data	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018

FFO and Core FFO
Net income attributable to common shareholders	$22,830	$39,214
Net income attributable to redeemable noncontrolling interests	3,552	6,532
Net loss attributable to noncontrolling interests	—	(127)
Net income	26,382	45,619
Gain on sale of interest in unconsolidated real estate venture	(15,488)	(15,488)
Gain on sale of operating real estate	(11,938)	(45,334)
Real estate depreciation and amortization	43,945	136,171
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	6,345	18,960
Net loss attributable to consolidated real estate ventures	—	129
FFO Attributable to Operating Partnership Common Units	$49,246	$140,057
FFO attributable to redeemable noncontrolling interests	(6,631)	(20,057)
FFO attributable to common shareholders	$42,615	$120,000

FFO attributable to the operating partnership common units	$49,246	$140,057
Gain on sale of non-operating real estate	—	(455)
Transaction and other costs, net of tax (1)	3,586	11,116
Mark-to-market on derivative instruments	152	(1,399)
Share of gain from mark-to-market on derivative instruments held by unconsolidated real estate ventures	(49)	(481)
Loss on extinguishment of debt, net of noncontrolling interests	79	4,412
Distributions in excess of our net investment in unconsolidated real estate venture (2)	(890)	(6,302)
Reduction of gain on bargain purchase	—	7,606
Share-based compensation related to Formation Transaction	8,387	26,912
Lease liability adjustments	(2,543)	(2,543)
Amortization of management contracts intangible, net of tax	1,288	3,861
Core FFO Attributable to Operating Partnership Common Units	$59,256	$182,784
Core FFO attributable to redeemable noncontrolling interests	(7,978)	(26,244)
Core FFO attributable to common shareholders	$51,278	$156,540
FFO per diluted common share	$0.36	$1.01
Core FFO per diluted common share	$0.43	$1.32
Weighted average diluted shares	119,835	118,588

See footnotes on page 11.

FFO, CORE FFO AND FAD (NON-GAAP)
(Unaudited)

in thousands, except per share data	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018

FAD
Core FFO attributable to the operating partnership common units	$59,256	$182,784
Recurring capital expenditures and second generation tenant improvements and leasing commissions	(19,123)	(36,277)
Straight-line and other rent adjustments (3)	(1,368)	(3,659)
Share of straight-line rent from unconsolidated real estate ventures	180	528
Third-party lease liability assumption payments	(912)	(2,003)
Share of third party lease liability assumption payments for unconsolidated real estate ventures	—	(50)
Share-based compensation expense	4,879	15,096
Amortization of debt issuance costs	1,155	3,520
Share of amortization of debt issuance costs from unconsolidated real estate ventures	66	201
Non-real estate depreciation and amortization	886	2,393
FAD available to the Operating Partnership Common Units (A)	$45,019	$162,533
Distributions to common shareholders and unitholders (4) (B)	$31,196	$93,816
FAD Payout Ratio (B÷A) (5)	69.3%	57.7%

Capital Expenditures
Maintenance and recurring capital expenditures	$7,113	$13,785
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	444	1,843
Second generation tenant improvements and leasing commissions	10,603	18,769
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	963	1,880
Recurring capital expenditures and second generation tenant improvements and leasing commissions	19,123	36,277
First generation tenant improvements and leasing commissions	4,443	15,304
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	169	2,555
Non-recurring capital expenditures	2,895	10,026
Share of non-recurring capital expenditures from unconsolidated joint ventures	300	1,062
Non-recurring capital expenditures	7,807	28,947
Total JBG SMITH Share of Capital Expenditures	$26,930	$65,224

_______________

(1)
Includes amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition and dead deal costs

(2)
Related to our investment in the real estate venture that owns 1101 17th Street. In June 2018, the mortgage loan payable that was collateralized by 1101 17th Street was refinanced eliminating the principal guaranty provisions that had been included in the prior loan. Distributions and our share of the cumulative earnings of the venture exceeded our investment in the venture by $5.4 million, which resulted in a negative investment balance. After the elimination of the principal guaranty provisions in the prior mortgage loan, we recognized the $5.4 million negative investment balance as income within “Income from unconsolidated real estate ventures, net” in our statements of operations for the nine months ended September 30, 2018. We have also suspended the equity method of accounting for this venture and recognized as income in the three and nine months ended September 30, 2018, $890,000 related to cash distributions.

(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.

(4)	In November 2018, our Board of Trustees declared a dividend of $0.225 per share, payable on November 26, 2018.

(5)
The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)
(Unaudited)

dollars in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net income (loss) attributable to common shareholders	$22,830	$(69,831)	$39,214	$(57,851)
Add:
Depreciation and amortization expense	46,603	43,951	143,880	109,726
General and administrative expense:
Corporate and other	12,415	10,593	37,759	35,536
Third-party real estate services	20,754	21,178	64,552	30,362
Share-based compensation related to Formation Transaction	8,387	14,445	26,912	14,445
Transaction and other costs	4,126	104,095	12,134	115,173
Interest expense	18,979	15,309	56,263	43,813
Loss on extinguishment of debt	79	689	4,536	689
Reduction of gain (gain) on bargain purchase	—	(27,771)	7,606	(27,771)
Income tax benefit	(841)	(1,034)	(1,436)	(317)
Net (income) loss attributable to redeemable noncontrolling interests	3,552	(8,160)	6,532	(2,481)
Less:
Third-party real estate services, including reimbursements	23,788	25,141	72,278	38,881
Other income	1,708	1,158	4,904	3,701
Income (loss) from unconsolidated real estate ventures, net	13,484	(1,679)	15,418	(1,365)
Interest and other income (loss), net	4,091	(379)	5,177	1,366
Gain on sale of real estate	11,938	—	45,789	—
Net loss attributable to noncontrolling interests	—	—	127	—
Consolidated NOI	81,875	79,223	254,259	218,741
NOI attributable to consolidated JBG Assets (1)	—	2,136	—	24,670
Proportionate NOI attributable to unconsolidated JBG Assets (1)	—	792	—	8,648
Proportionate NOI attributable to unconsolidated real estate ventures	9,722	7,505	27,949	12,965
Non-cash rent adjustments (2)	(1,369)	(1,575)	(3,659)	(7,508)
Other adjustments (3)	701	1,493	3,434	1,318
Total adjustments	9,054	10,351	27,724	40,093
NOI	$90,929	$89,574	$281,983	$258,834
Non-same store NOI (4)	20,910	19,048	78,862	64,643
Same store NOI (5)	$70,019	$70,526	$203,121	$194,191

Growth in same store NOI	(0.7)%		4.6%
Number of properties in same store pool	34		33

___________________

(1)	Includes financial information for the JBG Assets as if the July 18, 2017 acquisition of the JBG Assets had been completed as of the beginning of the period presented.

(2)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.

(3)
Adjustment to include other income and payments associated with assumed lease liabilities related to operating properties, and exclude incidental income generated by development assets and commercial lease termination revenue.

(4)
Includes the results for properties that were not owned, operated and in service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

(5)
Includes the results of the properties that are owned, operated and in service for the entirety of both periods being compared except for properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

TABLE OF CONTENTS	SEPTEMBER 30, 2018

Page
Overview
Disclosures	3-4
Company Profile	5-6
Financial Highlights	7
Portfolio Overview	8-9
Financial Information
Condensed Consolidated Balance Sheets	10
Condensed Consolidated and Combined Statements of Operations	11
Unconsolidated Real Estate Ventures - Balance Sheet and Operating Information	12
Other Tangible Assets and Liabilities, Net	13
EBITDA, EBITDAre and Adjusted EBITDA (Non-GAAP)	14
FFO, Core FFO and FAD (Non-GAAP)	15-16
Third-Party Asset Management and Real Estate Services Business (Non-GAAP)	17
Pro Rata Adjusted General and Administrative Expenses (Non-GAAP)	18
Operating Assets	19
Summary & Same Store NOI (Non-GAAP)	20-21
Summary NOI (Non-GAAP)	22
Summary NOI - Office (Non-GAAP)	23
Summary NOI - Multifamily (Non-GAAP)	24
NOI Reconciliations (Non-GAAP)	25
Leasing Activity
Leasing Activity - Office	26
Net Effective Rent - Office	27
Lease Expirations	28
Signed But Not Yet Commenced Leases	29
Tenant Concentration	30
Industry Diversity	31
Property Data
Portfolio Summary	32
Property Tables:
Office	33-36
Multifamily	37-39
Other	40-41
Under Construction	42
Future Development	43
Disposition & Recapitalization Activity	44
Debt
Debt Summary	45
Debt by Instrument	46-47
Real Estate Ventures
Consolidated Real Estate Ventures	48
Unconsolidated Real Estate Ventures	49-50
Definitions	51-54

DISCLOSURES	SEPTEMBER 30, 2018

Forward-Looking Statements
Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH” or the “Company”) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this document. We also note the following forward-looking statements: our indicated annual dividend per share and dividend yield, annualized net operating income; in the case of our construction and near-term development assets, estimated square feet, estimated number of units, the estimated completion date, estimated stabilization date, estimated incremental investment, estimated total investment, projected net operating income yield and estimated stabilized net operating income; and in the case of our future development assets, estimated potential development density, estimated commercial SF/multifamily units to be replaced, estimated remaining acquisition cost, estimated capitalized cost and estimated total investment. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see “Risk Factors” and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the issuance of this Investor Package.

Organization and Basis of Presentation
JBG SMITH was formed by Vornado Realty Trust (“Vornado”) for the purpose of receiving via the spin-off on July 17, 2017, substantially all of the assets and liabilities of Vornado’s Washington, DC segment, which operated as Vornado / Charles E. Smith, (the “Vornado Included Assets”). On July 18, 2017, JBG SMITH acquired the management business and certain assets (the “JBG Assets”) of The JBG Companies (“JBG”). The spin-off from Vornado and combination with JBG are collectively referred to as the "Formation Transaction." The Vornado Included Assets are considered the accounting predecessor. As a result, the financial results of the JBG Assets are only included in the combined company’s financial statements from July 18, 2017 forward and are not reflected in the combined company’s historical financial statements for any prior period. Consequently, our results for the periods before and after the Formation Transaction are not directly comparable. We believe, however, that presenting certain supplemental adjusted financial and operational information at the property-level that is "adjusted" to include the results of the JBG Assets for periods prior to the acquisition date may be useful to investors. No other adjustments have been made to this supplemental adjusted information, which is purely informational and does not purport to be indicative of what would have happened had the acquisition of the JBG Assets occurred at the beginning of the periods presented.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America (“GAAP”) and is unaudited information, unless otherwise indicated.

Pro Rata Information
We present certain financial information and metrics in this Investor Package “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.
We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital

DISCLOSURES	SEPTEMBER 30, 2018

contributed by each investor and whether any investors are entitled to preferential distributions.
With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.
Definitions
See pages 51-54 for definitions of terms used in this Investor Package.
Non-GAAP Measures
This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH’s management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH’s financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

•	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

•	EBITDA For Real Estate ("EBITDAre")

•	Adjusted EBITDA

•	Funds from Operations ("FFO")

•	Core FFO

•	Funds Available for Distribution ("FAD")

•	Net Operating Income ("NOI")

•	Annualized NOI

•	Adjusted Annualized NOI

•	Estimated Stabilized NOI

•	Projected NOI Yield

•	Same Store NOI

•	Adjusted Consolidated and Unconsolidated Indebtedness

•	Net Debt

•	Pro Rata Adjusted General and Administrative Expenses

COMPANY PROFILE	SEPTEMBER 30, 2018 (Unaudited)

Company Overview

JBG SMITH is an S&P 400 company that owns, operates, invests in and develops assets concentrated in leading urban infill submarkets in and around Washington, DC. We own and operate a portfolio of high-quality office and multifamily assets, many of which are amenitized with ancillary retail. Our portfolio reflects our longstanding strategy of owning and operating assets within the Metro-served submarkets in the Washington, DC metropolitan area that have high barriers to entry and key urban amenities, including being within walking distance of a Metro station. Our revenues are derived primarily from leases with office and multifamily tenants, including fixed rents and reimbursements from tenants for certain expenses such as real estate taxes, property operating expenses, and repairs and maintenance. In addition to our portfolio, we have a third-party real estate services business that provides fee-based real estate services to our real estate ventures, the legacy funds formerly organized by JBG and other third parties.

Q3 2018 Financial Results

▪	Net income attributable to common shareholders was $22.8 million, or $0.19 per diluted share.

▪	FFO attributable to common shareholders was $42.6 million, or $0.36 per diluted share.

▪	Core FFO attributable to common shareholders was $51.3 million, or $0.43 per diluted share.

Q3 2018 to Q2 2018 Comparison

Below are the key highlights regarding quarter over quarter changes in the JBG SMITH portfolio.

Operating Assets

▪	Annualized NOI for the operating portfolio for the three months ended September 30, 2018 was $364.9 million, compared to $378.5 million for the three months ended June 30, 2018, at our share.

▪	The operating office portfolio was 87.1% leased and 85.4% occupied as of September 30, 2018, compared to 87.4% and 86.0% as of June 30, 2018 at our share.

▪	The operating multifamily portfolio was 96.1% leased and 94.3% occupied as of September 30, 2018, compared to 95.9% and 92.6% as of June 30, 2018 at our share.

▪	The operating other portfolio (excluding the Crystal City Marriott) was 98.8% leased and 98.6% occupied as of September 30, 2018, compared to 93.4% leased and 91.1% occupied as of June 30, 2018.

▪
Same store NOI decreased 0.7% to $70.0 million for the three months ended September 30, 2018, compared to $70.5 million for the three months ended September 30, 2017. Same store NOI increased 4.6% to $203.1 million for the nine months ended September 30, 2018, compared to $194.2 million for the nine months ended September 30, 2017. The decrease in same store NOI for the three months ended September 30, 2018 is largely attributable to the conversion of unused tenant incentive allowances to free rent, rental abatement and anticipated tenant move-outs. The increase in same store NOI for the nine months ended September 30, 2018, is mainly driven by the burn off of rent abatements, partially offset by rent abatements given to tenants in 2018. The reported same store pool as of September 30, 2018 includes only the assets that were in service for the entirety of both periods being compared and does not include any JBG Assets acquired in the Formation Transaction. The JBG Assets will be included in reported same store NOI in the fourth quarter of 2018. Including the JBG Assets, same store NOI would have increased 0.7% and 4.9% for the three and nine months ended September 30, 2018. See page 53 for the definition of same store.

Under Construction

▪
During the quarter ended September 30, 2018, there were seven assets under construction (three office assets and four multifamily assets), consisting of 546,133 square feet and 1,284 units, both at our share.

Near-Term Development

▪	As of September 30, 2018, there were no assets in near-term development.

COMPANY PROFILE	SEPTEMBER 30, 2018 (Unaudited)

Company Overview

Future Development

▪	As of September 30, 2018, there were 43 future development assets consisting of 19.0 million square feet of estimated potential density at our share.

Dispositions

During the quarter we closed on the sale of two operating office assets.

▪
Sold our 5.0% interest in the real estate venture that owned the Investment Building, a 401,000 square foot (20,069 square feet at our share) office building located in Washington, DC, for $24.6 million.

▪	Sold Executive Tower, an office building located in Washington, DC, for $121.4 million.

Executive Officers & Key Employees			Company Snapshot as of September 30, 2018

W. Matthew Kelly	Chief Executive Officer and Trustee		Exchange/ticker	NYSE: JBGS
Robert A. Stewart	Executive Vice Chairman and Trustee		Insider ownership *	more than 10%
David P. Paul	President and Chief Operating Officer		Indicated annual dividend per share	$0.90
Stephen W. Theriot	Chief Financial Officer		Dividend yield	2.4%
James L. Iker	Chief Investment Officer
Brian P. Coulter	Co-Chief Development Officer		Total Enterprise Value (dollars in billions, except share price)
Kevin P. Reynolds	Co-Chief Development Officer		Share price	$36.83
Steven A. Museles	Chief Legal Officer		Shares and units outstanding (in millions)	137.74
Patrick J. Tyrrell	Chief Administrative Officer		Total market capitalization	$5.07
Angela F. Valdes	Chief Accounting Officer		Total consolidated and unconsolidated indebtedness at JBG SMITH share	2.55
			Less: cash and cash equivalents at JBG SMITH share	(0.28)
			Net debt	$2.27
			Total Enterprise Value	$7.34

			Net Debt / Total Enterprise Value	30.8%

		*
Represents the percentage of all outstanding common shares of JBG SMITH Properties owned or represented by the Company’s trustees and executive officers as of March 15, 2018 assuming that all OP Units are redeemed for shares.

				$2,262,246
				30.821%

FINANCIAL HIGHLIGHTS	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands, except per share data	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018

Summary Financial Results
Total revenue	$158,443	$480,927
Net income attributable to common shareholders	$22,830	$39,214
Per diluted common share	$0.19	$0.33
NOI	$90,929	$281,983
FFO attributable to operating partnership common units (including units owned by JBG SMITH Properties)	$49,246	$140,057
Per operating partnership common unit	$0.36	$1.01
Core FFO attributable to operating partnership common units (including units owned by JBG SMITH Properties)	$59,256	$182,784
Per operating partnership common unit	$0.43	$1.32
FAD attributable to the operating partnership common units (including units owned by JBG SMITH Properties)	$45,019	$162,533
FAD payout ratio	69.3%	57.7%
EBITDA attributable to operating partnership common units (including units owned by JBG SMITH Properties)	$102,109	$276,218
EBITDAre attributable to operating partnership common units (including units owned by JBG SMITH Properties)	$74,683	$215,396
Adjusted EBITDA attributable to operating partnership common units (including units owned by JBG SMITH Properties)	$83,842	$257,190
Net debt / annualized adjusted EBITDA	6.7x	6.6x

	September 30, 2018

Debt Summary and Key Ratios (at JBG SMITH Share)
Total consolidated indebtedness (1)	$2,103,589
Total consolidated and unconsolidated indebtedness (1)	$2,546,258
Weighted average interest rates:
Variable rate debt	4.40%
Fixed rate debt	4.13%
Total debt	4.20%
Cash and cash equivalents	$284,012

____________________

(1)	Net of premium/discount and deferred financing costs.

PORTFOLIO OVERVIEW	SEPTEMBER 30, 2018 (Unaudited)

		100% Share	At JBG SMITH Share
	Number of Assets	Square Feet/Units	Square Feet/Units	% Leased	% Occupied	Annualized Rent (in thousands)	Annualized Rent per Square Foot/Monthly Rent Per Unit (1)	Annualized NOI (in thousands)

Operating
Office
In service	45	12,399,166	10,917,374	87.5%	85.9%	$418,205	$44.80	$268,200
Recently delivered	1	552,540	552,540	77.9%	75.8%	25,257	61.15	13,044
Total / weighted average	46	12,951,706	11,469,914	87.1%	85.4%	$443,462	$45.52	$281,244
Multifamily
In service	14	6,016	4,232	97.5%	95.9%	$106,398	$2,135	$75,672
Recently delivered	1	291	291	73.9%	70.4%	6,461	2,347	2,216
Total / weighted average	15	6,307	4,523	96.1%	94.3%	$112,859	$2,146	$77,888
Other (2)
In service	4	805,700	352,385	98.8%	98.6%	$3,408	$40.03	$5,783

Operating - Total / Weighted Average	65	13,757,406 SF/ 6,307 Units	11,822,299 SF/ 4,523 Units	89.4%	87.7%	$559,729	$45.47 per SF/ $2,146 per unit	$364,915

Development (3)
Under Construction
Office (4)	3	778,032	546,133	63.9%
Multifamily	4	1,476	1,284	N/A

Development - Total	7	778,032 SF/ 1,476 Units	546,133 SF/ 1,284 Units	63.9%

Future Development	43	22,444,400	19,001,700

See footnotes on page 9.

PORTFOLIO OVERVIEW	SEPTEMBER 30, 2018 (Unaudited)

Footnotes

(1)
For office assets, represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. For other assets, represents annualized rent divided by occupied square feet; the Crystal City Marriott is excluded from annualized rent per square foot metrics. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.

(2)
Includes three standalone retail assets and the Crystal City Marriott, a standalone hotel totaling 266,000 square feet and 345 rooms. The Crystal City Marriott is excluded from percent leased, percent occupied, annualized rent, and annualized rent per square foot metrics.

(3)	Refer to pages 42-43 for detail on under construction and future development assets.

(4)	Includes JBG SMITH’s lease for approximately 84,400 square feet at 4747 Bethesda Avenue.

CONDENSED CONSOLIDATED BALANCE SHEETS	SEPTEMBER 30, 2018 (Unaudited)

in thousands	September 30, 2018	December 31, 2017

ASSETS
Real estate, at cost:
Land and improvements	$1,366,154	$1,368,294
Buildings and improvements	3,678,335	3,670,268
Construction in progress, including land	649,056	978,942
	5,693,545	6,017,504
Less accumulated depreciation	(1,020,596)	(1,011,330)
Real estate, net	4,672,949	5,006,174
Cash and cash equivalents	253,148	316,676
Restricted cash	127,061	21,881
Tenant and other receivables, net	40,409	46,734
Deferred rent receivable, net	137,200	146,315
Investments in and advances to unconsolidated real estate ventures	361,014	261,811
Other assets, net	281,958	263,923
Assets held for sale	137,455	8,293
TOTAL ASSETS	$6,011,194	$6,071,807

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,769,938	$2,025,692
Revolving credit facility	—	115,751
Unsecured term loans, net	296,981	46,537
Accounts payable and accrued expenses	147,211	138,607
Other liabilities, net	119,552	161,277
Liabilities related to assets held for sale	45,657	—
Total liabilities	2,379,339	2,487,864
Commitments and contingencies
Redeemable noncontrolling interests	562,318	609,129
Total equity	3,069,537	2,974,814
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,011,194	$6,071,807

_______________

Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS	SEPTEMBER 30, 2018 (Unaudited) (Unaudited) (In thousands)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
REVENUE
Property rentals	$123,203	$116,458	$375,094	$316,899
Tenant reimbursements	9,744	9,593	28,651	27,161
Third-party real estate services, including reimbursements	23,788	25,141	72,278	38,881
Other income	1,708	1,158	4,904	3,701
Total revenue	158,443	152,350	480,927	386,642
EXPENSES
Depreciation and amortization	46,603	43,951	143,880	109,726
Property operating	34,167	29,634	95,462	77,341
Real estate taxes	16,905	17,194	54,024	47,978
General and administrative:
Corporate and other	12,415	10,593	37,759	35,536
Third-party real estate services	20,754	21,178	64,552	30,362
Share-based compensation related to Formation Transaction	8,387	14,445	26,912	14,445
Transaction and other costs	4,126	104,095	12,134	115,173
Total operating expenses	143,357	241,090	434,723	430,561
OPERATING INCOME (LOSS)	15,086	(88,740)	46,204	(43,919)
Income (loss) from unconsolidated real estate ventures, net	13,484	(1,679)	15,418	(1,365)
Interest and other income (loss), net	4,091	(379)	5,177	1,366
Interest expense	(18,979)	(15,309)	(56,263)	(43,813)
Gain on sale of real estate	11,938	—	45,789	—
Loss on extinguishment of debt	(79)	(689)	(4,536)	(689)
Gain (reduction of gain) on bargain purchase	—	27,771	(7,606)	27,771
INCOME (LOSS) BEFORE INCOME TAX BENEFIT	25,541	(79,025)	44,183	(60,649)
Income tax benefit	841	1,034	1,436	317
NET INCOME (LOSS)	26,382	(77,991)	45,619	(60,332)
Net (income) loss attributable to redeemable noncontrolling interests	(3,552)	8,160	(6,532)	2,481
Net loss attributable to noncontrolling interests	—	—	127	—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$22,830	$(69,831)	$39,214	$(57,851)
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.19	$(0.61)	$0.33	$(0.55)
Diluted	$0.19	$(0.61)	$0.33	$(0.55)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING :
Basic	119,835	114,744	118,588	105,347
Diluted	119,835	114,744	118,588	105,347
___________________
Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

UNCONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2018 (Unaudited)

in thousands, at JBG SMITH share
BALANCE SHEET INFORMATION	September 30, 2018

Total real estate, at cost	$843,337
Less accumulated depreciation	(79,939)
Real estate, net	763,398
Cash and cash equivalents	30,887
Other assets, net	64,092
Total assets	$858,377
Mortgage debt payable, net	$442,669
Other liabilities, net	37,496
Total liabilities	$480,165

OPERATING INFORMATION	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Total revenue	$18,962	59,267
Expenses:
Depreciation and amortization	6,457	19,306
Property operating	7,917	25,387
Real estate taxes	2,421	7,749
Total operating expenses	16,795	52,442
Operating income	2,167	6,825
Interest expense	(4,641)	(12,818)
Interest and other income, net	(6)	(238)
Loss before income tax expense	(2,480)	(6,231)
Income tax expense	(4)	(14)
Net loss	$(2,484)	$(6,245)
Gain on the sale of unconsolidated real estate venture	15,488	15,488
Basis difference with our unconsolidated real estate partners	112	327
Distributions in excess of our net investment in unconsolidated real estate ventures	890	6,302
Other	(522)	(454)
Income from unconsolidated real estate ventures, net	$13,484	$15,418

OTHER TANGIBLE ASSETS AND LIABILITIES, NET	SEPTEMBER 30, 2018 (Unaudited)

in thousands, at JBG SMITH share	September 30, 2018

Other Tangible Assets, Net (1)
Restricted cash	$131,585
Tenant and other receivables, net	43,901
Other assets, net	67,113
Total Other Tangible Assets, Net	$242,599

Other Tangible Liabilities, Net (2)
Accounts payable and accrued liabilities	$170,799
Other liabilities	107,246
Total Other Tangible Liabilities, Net	$278,045

____________________

(1)	Excludes cash and cash equivalents.

(2)	Excludes debt.

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018

EBITDA, EBITDAre and Adjusted EBITDA
Net income	$26,382	$45,619
Depreciation and amortization expense	46,603	143,880
Interest expense (1)	18,979	56,263
Income tax benefit (expense)	(841)	(1,436)
Unconsolidated real estate ventures allocated share of above adjustments	10,986	31,763
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	—	129
EBITDA	$102,109	$276,218
Gain on sale of interest in unconsolidated real estate venture	(15,488)	(15,488)
Gain on sale of operating real estate	(11,938)	(45,334)
EBITDAre	$74,683	$215,396
Gain on sale of non-operating real estate	—	(455)
Transaction and other costs (2)	4,126	12,134
Loss on extinguishment of debt	79	4,536
Reduction of gain on bargain purchase	—	7,606
Share-based compensation related to Formation Transaction	8,387	26,912
Distributions in excess of our net investment in unconsolidated real estate venture (3)	(890)	(6,302)
Unconsolidated real estate ventures allocated share of above adjustments	—	30
Lease liability adjustments	(2,543)	(2,543)
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	—	(124)
Adjusted EBITDA	$83,842	$257,190

Net Debt to Adjusted EBITDA (4)	6.7x	6.6x

	September 30, 2018
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (5) (6)	$2,103,589
Unconsolidated indebtedness (5)	442,669
Total consolidated and unconsolidated indebtedness	2,546,258
Less: cash and cash equivalents	284,012
Net Debt (at JBG SMITH Share)	$2,262,246
	$(0.28)
____________________

(1)	Interest expense includes the amortization of deferred financing costs and the marking-to-market of interest rate swaps and caps, net of capitalized interest.

(2)
Includes amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition and dead deal costs.

(3)
Related to our investment in the real estate venture that owns 1101 17th Street. In June 2018, the mortgage loan payable that was collateralized by 1101 17th Street was refinanced eliminating the principal guaranty provisions that had been included in the prior loan. Distributions and our share of the cumulative earnings of the venture exceeded our investment in the venture by $5.4 million, which resulted in a negative investment balance. After the elimination of the principal guaranty provisions in the prior mortgage loan, we recognized the $5.4 million negative investment balance as income within “Income from unconsolidated real estate ventures, net” in our statements of operations for the nine months ended September 30, 2018. We have also suspended the equity method of accounting for this venture and recognized as income in the three and nine months ended September 30, 2018, $890,000 related to cash distributions.

(4)	Adjusted EBITDA for the three months ended September 30, 2018 is annualized by multiplying by four. Adjusted EBITDA for the nine months ended September 30, 2018 is annualized by multiplying by 1.33.

(5)	Net of premium/discount and deferred financing costs.

(6)	Includes mortgage loan related to assets held for sale.

FFO, CORE FFO AND FAD (NON-GAAP)	SEPTEMBER 30, 2018 (Unaudited)

in thousands, except per share data	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018

FFO and Core FFO
Net income attributable to common shareholders	$22,830	$39,214
Net income attributable to redeemable noncontrolling interests	3,552	6,532
Net loss attributable to noncontrolling interests	—	(127)
Net income	26,382	45,619
Gain on sale of interest in unconsolidated real estate venture	(15,488)	(15,488)
Gain on sale of operating real estate	(11,938)	(45,334)
Real estate depreciation and amortization	43,945	136,171
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	6,345	18,960
Net loss attributable to consolidated real estate ventures	—	129
FFO Attributable to Operating Partnership Common Units	$49,246	$140,057
FFO attributable to redeemable noncontrolling interests	(6,631)	(20,057)
FFO attributable to common shareholders	$42,615	$120,000

FFO attributable to the operating partnership common units	$49,246	$140,057
Gain on sale of non-operating real estate	—	(455)
Transaction and other costs, net of tax (1)	3,586	11,116
Mark-to-market on derivative instruments	152	(1,399)
Share of gain from mark-to-market on derivative instruments held by unconsolidated real estate ventures	(49)	(481)
Loss on extinguishment of debt, net of noncontrolling interests	79	4,412
Distributions in excess of our net investment in unconsolidated real estate venture (2)	(890)	(6,302)
Reduction of gain on bargain purchase	—	7,606
Share-based compensation related to Formation Transaction	8,387	26,912
Lease liability adjustments	(2,543)	(2,543)
Amortization of management contracts intangible, net of tax	1,288	3,861
Core FFO Attributable to Operating Partnership Common Units	$59,256	$182,784
Core FFO attributable to redeemable noncontrolling interests	(7,978)	(26,244)
Core FFO attributable to common shareholders	$51,278	$156,540
FFO per diluted common share	$0.36	$1.01
Core FFO per diluted common share	$0.43	$1.32
Weighted average diluted shares	119,835	118,588

See footnotes on page 16.

FFO, CORE FFO AND FAD (NON-GAAP)	SEPTEMBER 30, 2018 (Unaudited)

in thousands, except per share data	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018

FAD
Core FFO attributable to the operating partnership common units	$59,256	$182,784
Recurring capital expenditures and second generation tenant improvements and leasing commissions	(19,123)	(36,277)
Straight-line and other rent adjustments (3)	(1,368)	(3,659)
Share of straight-line rent from unconsolidated real estate ventures	180	528
Third-party lease liability assumption payments	(912)	(2,003)
Share of third party lease liability assumption payments for unconsolidated real estate ventures	—	(50)
Share-based compensation expense	4,879	15,096
Amortization of debt issuance costs	1,155	3,520
Share of amortization of debt issuance costs from unconsolidated real estate ventures	66	201
Non-real estate depreciation and amortization	886	2,393
FAD available to the Operating Partnership Common Units (A)	$45,019	$162,533
Distributions to common shareholders and unitholders (4) (B)	$31,196	$93,816
FAD Payout Ratio (B÷A) (5)	69.3%	57.7%

Capital Expenditures
Maintenance and recurring capital expenditures	$7,113	$13,785
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	444	1,843
Second generation tenant improvements and leasing commissions	10,603	18,769
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	963	1,880
Recurring capital expenditures and second generation tenant improvements and leasing commissions	19,123	36,277
First generation tenant improvements and leasing commissions	4,443	15,304
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	169	2,555
Non-recurring capital expenditures	2,895	10,026
Share of non-recurring capital expenditures from unconsolidated joint ventures	300	1,062
Non-recurring capital expenditures	7,807	28,947
Total JBG SMITH Share of Capital Expenditures	$26,930	$65,224
_______________

(1)
Includes amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition and dead deal costs.

(2)
Related to our investment in the real estate venture that owns 1101 17th Street. In June 2018, the mortgage loan payable that was collateralized by 1101 17th Street was refinanced eliminating the principal guaranty provisions that had been included in the prior loan. Distributions and our share of the cumulative earnings of the venture exceeded our investment in the venture by $5.4 million, which resulted in a negative investment balance. After the elimination of the principal guaranty provisions in the prior mortgage loan, we recognized the $5.4 million negative investment balance as income within “Income from unconsolidated real estate ventures, net” in our statements of operations for the nine months ended September 30, 2018. We have also suspended the equity method of accounting for this venture and recognized as income in the three and nine months ended September 30, 2018, $890,000 related to cash distributions.

(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.

(4)	In November 2018, our Board of Trustees declared a dividend of $0.225 per share, payable on November 26, 2018.

(5)
The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands, at JBG SMITH share	Three Months Ended September 30, 2018
	Source of Revenue
	JBG SMITH JV Partner (1)	Legacy JBG Funds	Third-Party Management	Total

Service Revenue
Property management fees	$1,545	$1,533	$2,834	$5,912
Asset management fees	548	3,096	—	3,644
Leasing fees	407	117	932	1,456
Development fees	252	1,530	507	2,289
Construction management fees	232	94	299	625
Other service revenue	295	1	110	406
Total Revenue (2)	$3,279	$6,371	$4,682	$14,332
Pro Rata adjusted general and administrative expense: third-party real estate services (3)				(10,092)
Total Services Revenue Less Allocated General and Administrative Expenses (4)				$4,240

____________________

(1)
Service revenues from joint ventures are calculated on an asset-by-asset basis by applying our real estate venture partners’ respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture.

(2)
Included in “third-party real estate services, including reimbursements” in our consolidated statement of operations are $8.8 million of reimbursement revenue and $0.6 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.

(3)	Our personnel perform services for wholly owned properties and properties we manage on behalf of real estate ventures, legacy JBG funds and third-parties.
We allocate personnel and other costs to wholly owned properties (included in "property operating expenses" and "general and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the real estate ventures, legacy JBG funds and third parties (included in "general and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.
Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners’ respective economic interests to the total general and administrative expenses allocated to each asset. See "pro rata adjusted general and administrative expenses" on the next page for a reconciliation of "G&A: third-party real estate services" to "Pro Rata adjusted general and administrative expense: third-party real estate services."

(4)
Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure for its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by the Company and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands	Three Months Ended September 30, 2018
	Per Statement of Operations (1)	Adjustments (2)				Pro Rata Adjusted
		A	B	C	D

General and Administrative Expenses
Corporate and other	$12,415	$—	$—	$960	$(87)	$13,288
Third-party real estate services	20,754	—	(9,701)	(960)	—	10,093
Share-based compensation related to Formation Transaction	8,387	(8,387)	—	—	—	—
Total	$41,556	$(8,387)	$(9,701)	$—	$(87)	$23,381
_______________

(1)
Under the new lease accounting standards, we may no longer be able to capitalize internal leasing costs and instead may be required to expense these costs as incurred. Capitalized internal leasing costs were $1.5 million and $1.0 million for the three months ended September 30, 2018 and 2017, and $4.3 million and $1.8 million for the nine months ended September 30, 2018 and 2017.

(2)	Adjustments:

A - Removes share-based compensation related to the Formation Transaction.
B - Removes $8.8 million of G&A expenses reimbursed by third-party owners of real estate we manage and $0.9 million of other expenses related to revenue which has been excluded from Service Revenue on page 17. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

C - Reflects an adjustment to allocate our share of G&A expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of G&A expenses from "Corporate and other" to "Third-party real estate services."

D - Reflects the adjustment to capitalize G&A expenses related to "Corporate and other" allocation in Adjustment C.

OPERATING ASSETS	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands, at JBG SMITH share				Plus: Signed But Not Yet Commenced Leases	Plus: Lease Up of Recently Delivered Assets (1)	Adjusted Annualized NOI
		Q3 2018 NOI	Annualized NOI
	% Occupied

Office
DC	94.0%	$20,593	$82,372	$814	$—	$83,186
VA	83.8%	47,555	190,220	3,894	—	194,114
MD	74.3%	2,163	8,652	2,312	—	10,964
Total / weighted average	85.4%	$70,311	$281,244	$7,020	$—	$288,264

Multifamily
DC	88.4%	$5,535	$22,140	$344	$2,012	$24,496
VA	96.2%	12,424	49,696	—	—	49,696
MD	96.8%	1,513	6,052	—	—	6,052
Total / weighted average	94.3%	$19,472	$77,888	$344	$2,012	$80,244

Other (2)
Total / weighted average	98.6%	$1,146	$5,783	$13	$—	$5,796

Total / Weighted Average	87.7%	$90,929	$364,915	$7,377	$2,012	$374,304

____________________

(1)
Incremental multifamily revenue of a recently delivered multifamily asset calculated as the product of units available for occupancy up to 95.0% occupancy and the weighted average monthly market rent per unit as of September 30, 2018, multiplied by 12. Excludes potential revenue from vacant retail space in recently delivered multifamily assets.

(2)
Includes three standalone retail assets and the Crystal City Marriott, a standalone hotel totaling 266,000 square feet and 345 rooms. The Crystal City Marriott is excluded from the percent occupied metric.

SUMMARY & SAME STORE NOI (NON-GAAP)	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Three Months Ended September 30,
	Number of Assets	Square Feet/Units	Square Feet/Units	% Leased (1)	% Occupied (1)	2018	2017	% Change

Same Store (2)
DC	6	2,036,650 SF/ 283 Units	1,679,337 SF/ 283 Units	96.8%	96.8%	$17,679	$16,536	6.9%
VA	27	7,399,210 SF/ 2,850 Units	7,399,210 SF/ 2,850 Units	87.9%	86.3%	51,587	53,243	(3.1)%
MD	1	213,131 SF	213,131 SF	94.9%	93.4%	753	747	0.8%
Total / weighted average	34	9,648,991 SF/ 3,133 Units	9,291,678 SF/ 3,133 Units	89.5%	88.2%	$70,019	$70,526	(0.7)%

Non-Same Store
DC	11	1,298,338 SF/ 1,549 Units	680,932 SF/ 865 Units	90.0%	86.5%	$8,592	$8,987	(4.4)%
VA	11	2,432,280 SF/ 346 Units	1,555,930 SF/ 35 Units	89.6%	88.7%	9,395	6,942	35.3%
MD	9	377,797 SF/ 1,279 Units	293,759 SF/ 490 Units	85.4%	81.3%	2,923	3,119	(6.3)%
Total / weighted average	31	4,108,415 SF/ 3,174 Units	2,530,621 SF/ 1,390 Units	89.0%	86.5%	$20,910	$19,048	9.8%

Total Operating Portfolio
DC	17	3,334,988 SF/ 1,832 Units	2,360,269 SF/ 1,148 Units	93.9%	92.6%	$26,271	$25,523	2.9%
VA	38	9,831,490 SF/ 3,196 Units	8,955,140 SF/ 2,885 Units	88.1%	86.7%	60,982	60,185	1.3%
MD	10	590,928 SF/ 1,279 Units	506,890 SF/ 490 Units	87.7%	84.3%	3,676	3,866	(4.9)%
Operating Portfolio - Total / Weighted Average	65	13,757,406 SF/ 6,307 Units	11,822,299 SF/ 4,523 Units	89.4%	87.7%	$90,929	$89,574	1.5%
_______________

Note: Includes financial information for the JBG Assets as if the July 18, 2017 acquisition of the JBG Assets had been completed as of the beginning of the periods presented.

(1)	The Crystal City Marriott is excluded from the percent leased and percent occupied metrics.

(2)
Same store refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared. No JBG Assets are included in the same store pool.

SUMMARY & SAME STORE NOI (NON-GAAP)	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Nine Months Ended September 30,
	Number of Assets	Square Feet/Units	Square Feet/Units	% Leased (1)	% Occupied (1)	2018	2017	% Change

Same Store (2)
DC	6	2,036,650 SF/ 283 Units	1,679,337 SF/ 283 Units	96.8%	96.8%	$52,497	$46,525	12.8%
VA	26	7,399,210 SF/ 2,151 Units	7,399,210 SF/ 2,151 Units	87.2%	85.6%	148,564	144,881	2.5%
MD	1	213,131 SF	213,131 SF	94.9%	93.4%	2,060	2,785	(26.0)%
Total / weighted average	33	9,648,991 SF/ 2,434 Units	9,291,678 SF/ 2,434 Units	89.0%	87.7%	$203,121	$194,191	4.6%

Non-Same Store
DC	11	1,298,338 SF/ 1,549 Units	680,932 SF/ 865 Units	90.0%	86.5%	$26,140	$24,521	6.6%
VA	12	2,432,280 SF/ 1,045 Units	1,555,930 SF/ 734 Units	92.1%	90.9%	43,422	30,115	44.2%
MD	9	377,797 SF/ 1,279 Units	293,759 SF/ 490 Units	85.4%	81.3%	9,300	10,007	(7.1)%
Total / weighted average	32	4,108,415 SF/ 3,873 Units	2,530,621 SF/ 2,089 Units	90.4%	88.0%	$78,862	$64,643	22.0%

Total Operating Portfolio
DC	17	3,334,988 SF/ 1,832 Units	2,360,269 SF/ 1,148 Units	93.9%	92.6%	$78,637	$71,046	10.7%
VA	38	9,831,490 SF/ 3,196 Units	8,955,140 SF/ 2,885 Units	88.1%	86.7%	191,986	174,996	9.7%
MD	10	590,928 SF/ 1,279 Units	506,890 SF/ 490 Units	87.7%	84.3%	11,360	12,792	(11.2)%
Operating Portfolio - Total / Weighted Average	65	13,757,406 SF/ 6,307 Units	11,822,299 SF/ 4,523 Units	89.4%	87.7%	$281,983	$258,834	8.9%

See footnotes on page 20.

SUMMARY NOI (NON-GAAP)	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands	NOI for the Three Months Ended September 30, 2018 at JBG SMITH Share
	Consolidated (6)	Unconsolidated	Office (6)	Multifamily	Other	Total
Number of operating assets	47	18	46	15	4	65
Property rentals (1)	$113,028	$12,189	$96,606	$27,378	$1,233	$125,217
Tenant expense reimbursement	9,669	2,660	10,508	1,661	160	12,329
Other revenue	9,131	774	8,023	1,863	19	9,905
Total revenue	131,828	15,623	115,137	30,902	1,412	147,451

Operating expenses	(49,712)	(5,890)	(43,911)	(11,425)	(266)	(55,602)
Ground rent expense	(915)	(5)	(915)	(5)	—	(920)
Total expenses	(50,627)	(5,895)	(44,826)	(11,430)	(266)	(56,522)

NOI (1)	$81,201	$9,728	$70,311	$19,472	$1,146	$90,929

Annualized NOI	$326,003	$38,912	$281,244	$77,888	$5,783	$364,915
Additional Information
Free rent (at 100% share)	$5,393	$1,142	$5,638	$711	$186	$6,535
Free rent (at JBG SMITH share)	$5,393	$135	$5,175	$334	$19	$5,528
Annualized free rent (at JBG SMITH share) (2)	$21,572	$540	$20,700	$1,336	$76	$22,112
Payments associated with assumed lease liabilities (at 100% share)	$912	$—	$912	$—	$—	$912
Payments associated with assumed lease liabilities (at JBG SMITH share)	$912	$—	$912	$—	$—	$912
Annualized payments associated with assumed lease liabilities (at JBG SMITH share)(3)	$3,648	$—	$3,648	$—	$—	$3,648
% occupied (at JBG SMITH share) (4)	87.3%	92.6%	85.4%	94.3%	98.6%	87.7%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$6,550	$2,357	$8,431	$344	$132	$8,907
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (5)	$6,550	$827	$7,020	$344	$13	$7,377
___________________

(1)
Property rentals and NOI exclude management fees, straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. See definition of NOI on page 52.

(2)	Represents JBG SMITH share of free rent for the three months ended September 30, 2018 multiplied by four.

(3)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended September 30, 2018 multiplied by four.

(4)	The Crystal City Marriott is excluded from the percent occupied metric.

(5)
Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of September 30, 2018.

(6)
Includes $0.9 million of annualized NOI from our 5% interest in the joint venture that owned Investment Building which we sold in August 2018. Includes $3.4 million of annualized NOI from Executive Tower, which was sold in September 2018. Includes $3.2 million of annualized NOI from 1233 20th Street, which was sold in October 2018.

SUMMARY NOI - OFFICE (NON-GAAP)	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands	NOI for the Three Months Ended September 30, 2018 at JBG SMITH Share
	Consolidated (5)	Unconsolidated	DC (5)	VA	MD	Total
Number of operating assets	35	11	11	30	5	46
Property rentals (1)	$86,912	$9,694	$26,206	$66,977	$3,423	$96,606
Tenant expense reimbursement	8,036	2,472	5,752	4,646	110	10,508
Other revenue	7,428	595	1,653	5,850	520	8,023
Total revenue	102,376	12,761	33,611	77,473	4,053	115,137

Operating expenses	(38,918)	(4,993)	(12,818)	(29,412)	(1,681)	(43,911)
Ground rent expense	(915)	—	(200)	(506)	(209)	(915)
Total expenses	(39,833)	(4,993)	(13,018)	(29,918)	(1,890)	(44,826)

NOI (1)	$62,543	$7,768	$20,593	$47,555	$2,163	$70,311

Annualized NOI	$250,172	$31,072	$82,372	$190,220	$8,652	$281,244
Additional Information
Free rent (at 100% share)	$5,098	$540	$1,041	$4,397	$200	$5,638
Free rent (at JBG SMITH share)	$5,098	$77	$750	$4,243	$182	$5,175
Annualized free rent (at JBG SMITH share) (2)	$20,392	$308	$3,000	$16,972	$728	$20,700
Payments associated with assumed lease liabilities (at 100% share)	$912	$—	$—	$912	$—	$912
Payments associated with assumed lease liabilities (at JBG SMITH share)	$912	$—	$—	$912	$—	$912
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$3,648	$—	$—	$3,648	$—	$3,648
% occupied (at JBG SMITH share)	84.8%	92.2%	94.0%	83.8%	74.3%	85.4%
Annualized base rent of signed leases, not commenced (at 100% share) (4)	$6,206	$2,225	$2,225	$3,894	$2,312	$8,431
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (4)	$6,206	$814	$814	$3,894	$2,312	$7,020
___________________

(1)
Property rentals and NOI exclude management fees, straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. See definition of NOI on page 52.

(2)	Represents JBG SMITH share of free rent for the three months ended September 30, 2018 multiplied by four.

(3)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended September 30, 2018 multiplied by four.

(4)
Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of September 30, 2018.

(5)
Includes $0.9 million of annualized NOI from our 5% interest in the joint venture that owned Investment Building which we sold in August 2018. Includes $3.4 million of annualized NOI from Executive Tower, which was sold in September 2018. Includes $3.2 million of annualized NOI from 1233 20th Street, which was sold in October 2018.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands	NOI for the Three Months Ended September 30, 2018 at JBG SMITH Share
	Consolidated	Unconsolidated	DC	VA	MD	Total
Number of operating assets	9	6	5	5	5	15
Property rentals (1)	$25,170	$2,208	$7,956	$17,058	$2,364	$27,378
Tenant expense reimbursement	1,564	97	494	1,102	65	1,661
Other revenue	1,689	174	539	1,228	96	1,863
Total revenue	28,423	2,479	8,989	19,388	2,525	30,902

Operating expenses	(10,634)	(791)	(3,454)	(6,964)	(1,007)	(11,425)
Ground rent expense	—	(5)	—	—	(5)	(5)
Total expenses	(10,634)	(796)	(3,454)	(6,964)	(1,012)	(11,430)

NOI (1)	$17,789	$1,683	$5,535	$12,424	$1,513	$19,472

Annualized NOI	$71,156	$6,732	$22,140	$49,696	$6,052	$77,888
Additional Information
Free rent (at 100% share)	$295	$416	$192	$166	$353	$711
Free rent (at JBG SMITH share)	$295	$39	$164	$147	$23	$334
Annualized free rent (at JBG SMITH share) (2)	$1,180	$156	$656	$588	$92	$1,336
Payments associated with assumed lease liabilities (at 100% share)	$—	$—	$—	$—	$—	$—
Payments associated with assumed lease liabilities (at JBG SMITH share)	$—	$—	$—	$—	$—	$—
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$—	$—	$—	$—	$—	$—
% occupied (at JBG SMITH share)	94.4%	93.2%	88.4%	96.2%	96.8%	94.3%
Annualized base rent of signed leases, not commenced (at 100% share) (4)	$344	—	$344	—	—	$344
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (4)	$344	—	$344	—	—	$344
___________________

(1)
Property rentals and NOI exclude management fees, straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. See definition of NOI on page 52.

(2)	Represents JBG SMITH share of free rent for the three months ended September 30, 2018 multiplied by four.

(3)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended September 30, 2018 multiplied by four.

(4)
Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of September 30, 2018.

NOI RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net income (loss) attributable to common shareholders	$22,830	$(69,831)	$39,214	$(57,851)
Add:
Depreciation and amortization expense	46,603	43,951	143,880	109,726
General and administrative expense:
Corporate and other	12,415	10,593	37,759	35,536
Third-party real estate services	20,754	21,178	64,552	30,362
Share-based compensation related to Formation Transaction	8,387	14,445	26,912	14,445
Transaction and other costs	4,126	104,095	12,134	115,173
Interest expense	18,979	15,309	56,263	43,813
Loss on extinguishment of debt	79	689	4,536	689
Reduction of gain (gain) on bargain purchase	—	(27,771)	7,606	(27,771)
Income tax benefit	(841)	(1,034)	(1,436)	(317)
Net (income) loss attributable to redeemable noncontrolling interests	3,552	(8,160)	6,532	(2,481)
Less:
Third-party real estate services, including reimbursements	23,788	25,141	72,278	38,881
Other income	1,708	1,158	4,904	3,701
Income (loss) from unconsolidated real estate ventures, net	13,484	(1,679)	15,418	(1,365)
Interest and other income (loss), net	4,091	(379)	5,177	1,366
Gain on sale of real estate	11,938	—	45,789	—
Net loss attributable to noncontrolling interests	—	—	127	—
Consolidated NOI	81,875	79,223	254,259	218,741
NOI attributable to consolidated JBG Assets (1)	—	2,136	—	24,670
Proportionate NOI attributable to unconsolidated JBG Assets (1)	—	792	—	8,648
Proportionate NOI attributable to unconsolidated real estate ventures	9,722	7,505	27,949	12,965
Non-cash rent adjustments (2)	(1,369)	(1,575)	(3,659)	(7,508)
Other adjustments (3)	701	1,493	3,434	1,318
Total adjustments	9,054	10,351	27,724	40,093
NOI	$90,929	$89,574	$281,983	$258,834
Non-same store NOI (4)	20,910	19,048	78,862	64,643
Same store NOI (5)	$70,019	$70,526	$203,121	$194,191

Growth in same store NOI	(0.7)%		4.6%
Number of properties in same store pool	34		33
___________________

(1)	Includes financial information for the JBG Assets as if the July 18, 2017 acquisition of the JBG Assets had been completed as of the beginning of the period presented.

(2)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.

(3)
Adjustment to include other income and payments associated with assumed lease liabilities related to operating properties, and exclude incidental income generated by development assets and commercial lease termination revenue.

(4)
Includes the results for properties that were not owned, operated and in service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

(5)
Includes the results of the properties that are owned, operated and in service for the entirety of both periods being compared except for properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

LEASING ACTIVITY - OFFICE	SEPTEMBER 30, 2018 (Unaudited)

square feet in thousands	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Square feet leased:
At 100% share	449	1,160
At JBG SMITH share	378	1,019
Initial rent (1)	$42.89	$47.78
Straight-line rent (2)	$40.76	$47.99
Weighted average lease term (years)	7.0	7.6
Weighted average free rent period (months)	7.0	6.5
Second generation space:	60	277
Square feet	318	742
Cash basis:
Initial rent (1)	$41.58	$47.02
Prior escalated rent	$44.03	$50.21
% change	(5.6)%	(6.4)%
GAAP basis:
Straight-line rent (2)	$38.96	$46.35
Prior straight-line rent	$40.02	$46.22
% change	(2.6)%	0.3%
Tenant improvements:
Per square foot	$26.48	$44.47
Per square foot per annum	$3.77	$5.84
% of initial rent	8.8%	12.2%
Leasing commissions:
Per square foot	$4.31	$11.25
Per square foot per annum	$0.61	$1.48
% of initial rent	1.4%	3.1%
___________________
Note: At JBG SMITH share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of rental revenue in accordance with GAAP. Second generation space represents square footage that was vacant for less than nine months.

(1)
Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis deferred rent per square foot.

(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, and includes the effect of free rent and fixed step-ups in rent.

NET EFFECTIVE RENT - OFFICE	SEPTEMBER 30, 2018 (Unaudited)

square feet in thousands, dollars per square feet, at JBG SMITH share	Trailing Five Quarter Average	Three Months Ended
		September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Square feet	356	378	319	322	558	206
Weighted average lease term (years)	7.6	7.0	8.6	7.3	7.9	7.0
Initial rent (1)	$46.48	$42.89	$54.01	$47.35	$45.07	$43.08
Base rent per annum (2)	$54.51	$44.43	$67.89	$54.38	$56.14	$49.73
Tenant improvements per annum	(6.02)	(3.77)	(7.46)	(6.27)	(5.91)	(6.67)
Leasing commissions per annum	(1.61)	(0.61)	(2.03)	(1.80)	(1.72)	(1.87)
Free rent per annum	(4.32)	(3.55)	(4.05)	(5.89)	(4.52)	(3.59)
Net Effective Rent	$42.57	$36.50	$54.35	$40.42	$43.99	$37.60

DC
Square feet	76	88	175	50	39	27
Initial rent (1)	$53.05	$49.73	$66.29	$53.92	$45.53	$49.76
Net effective rent	$47.64	$42.34	$64.65	$45.76	$37.47	$47.98

VA
Square feet	240	282	115	250	380	172
Initial rent (1)	$41.12	$41.08	$38.20	$44.08	$40.28	$41.95
Net effective rent	$34.39	$33.86	$30.61	$35.28	$36.71	$35.47

MD
Square feet	41	8	28	22	139	6
Initial rent (1)	$49.36	$31.75	$42.70	$69.26	$58.03	$45.06
Net effective rent	$43.17	$20.30	$37.38	$64.96	$54.29	$38.93
____________________
Note: Leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of rental revenue in accordance with GAAP. Second generation space represents square footage that was vacant for less than nine months.

(1)
Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot.

(2)
Represents the weighted average base rent before free rent, plus estimated tenant reimbursements that is recognized over the term of the respective leases, including the effect of fixed step-ups in rent, divided by square feet, and divided by years of lease term. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to base rent. Tenant reimbursements are estimated by escalating tenant reimbursements as of the respective reporting period, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

LEASE EXPIRATIONS	SEPTEMBER 30, 2018 (Unaudited)

		At JBG SMITH Share
Year of Lease Expiration	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent (in thousands)	% of Total Annualized Rent	Annualized Rent Per Square Foot	Estimated Annualized Rent Per Square Foot at Expiration (1)
Month-to-Month	49	181,250	1.8%	$5,889	1.3%	$32.49	$32.49
2018	51	237,668	2.3%	9,818	2.2%	41.31	41.82
2019	150	1,014,049	10.0%	46,252	10.2%	45.61	46.05
2020	156	1,273,831	12.6%	57,421	12.7%	45.08	46.38
2021	120	1,074,952	10.6%	49,554	11.0%	46.10	48.57
2022	96	1,330,601	13.1%	58,376	12.9%	43.87	45.48
2023	91	559,589	5.5%	22,434	5.0%	40.09	44.31
2024	74	742,102	7.3%	34,785	7.7%	46.87	52.19
2025	45	386,738	3.8%	14,727	3.3%	38.08	43.07
2026	56	345,057	3.4%	15,022	3.3%	43.53	51.87
Thereafter	149	2,996,431	29.6%	137,744	30.4%	45.97	57.77
Total / Weighted Average	1,037	10,142,268	100.0%	$452,022	100.0%	$44.57	$49.84
____________________
Note: Includes all leases signed as of September 30, 2018 for office and retail space within JBG SMITH's operating portfolio.

(1)
Represents monthly base rent before free rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square feet. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of September 30, 2018, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

SIGNED BUT NOT YET COMMENCED LEASES	SEPTEMBER 30, 2018 (Unaudited)

in thousands		At JBG SMITH Share
		Estimated Rent (1) for the Quarter Ending						Total Annualized Estimated Rent Thereafter (3)
Assets	C/U (2)	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020

Office
Operating	C	$540	$1,505	$1,536	$1,551	$1,551	$1,551	$6,206
Operating	U	159	192	204	204	204	204	814
Under construction (4)	C	—	—	—	715	2,898	3,464	13,856
Under construction	U	—	309	1,021	1,069	1,389	2,027	8,108
Total		$699	$2,006	$2,761	$3,539	$6,042	$7,246	$28,984

Multifamily
Operating	C	$71	$86	$86	$86	$86	$86	$344
Under construction	C	—	—	47	171	231	463	2,313
Under construction	U	—	—	—	—	—	—	385
Total		$71	$86	$133	$257	$317	$549	$3,042

Other
Operating	U	$—	$1	$3	$3	$3	$3	$13
Future development	C	—	—	—	—	355	355	1,422
Total		$—	$1	$3	$3	$358	$358	$1,435

Total		$770	$2,093	$2,897	$3,799	$6,717	$8,153	$33,461

____________________
Note: Includes only leases for office and retail spaces that were vacant as of September 30, 2018.

(1)
Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease’s estimated commencement date. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.

(2)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(3)
Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.

(4)
Total Annualized Estimated Rent Quarterly and Total Annualized Estimated Rent Thereafter include contractual revenue of $1.2 million and $4.8 million from JBG SMITH's lease at 4747 Bethesda Avenue, estimated to commence in Q3 2019.

TENANT CONCENTRATION	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	69	2,524,227	24.9%	$100,239	22.2%
2	The Corporate Executive Board Company	1	348,847	3.4%	21,629	4.8%
3	Family Health International	4	295,977	2.9%	14,844	3.3%
4	Lockheed Martin Corporation	3	276,272	2.7%	13,330	2.9%
5	Arlington County	3	237,001	2.3%	11,541	2.6%
6	Greenberg Traurig LLP	1	115,315	1.1%	8,905	2.0%
7	Accenture LLP	2	130,716	1.3%	7,371	1.6%
8	Baker Botts	1	84,991	0.8%	6,894	1.5%
9	Public Broadcasting Service	1	140,885	1.4%	5,811	1.3%
10	WeWork	1	122,271	1.2%	5,684	1.3%
11	Cooley LLP	1	71,339	0.7%	5,547	1.2%
12	Evolent Health LLC	1	90,905	0.9%	4,814	1.1%
13	DRS Tech Inc dba Finmeccanica	2	92,834	0.9%	4,179	0.9%
14	RTKL Associates Inc	2	63,403	0.6%	4,056	0.9%
15	National Consumer Cooperative	1	86,762	0.9%	4,049	0.9%
16	Chemonics International	2	98,932	1.0%	3,957	0.9%
17	Conservation International Foundation	1	86,981	0.9%	3,949	0.9%
18	Booz Allen Hamilton Inc	3	94,158	0.9%	3,835	0.8%
19	U.S. Green Building Council	1	54,675	0.5%	3,799	0.8%
20	The International Justice Mission	1	74,833	0.7%	3,785	0.8%
	Other	936	5,050,944	50.0%	213,804	47.3%
	Total	1,037	10,142,268	100.0%	$452,022	100.0%
_______________
Note: Includes all in-place leases as of September 30, 2018 for office and retail space within JBG SMITH's operating portfolio.

INDUSTRY DIVERSITY	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands			At JBG SMITH Share
	Industry	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	Government	86	2,842,265	28.0%	$115,482	25.5%
2	Government Contractors	116	1,742,910	17.2%	77,801	17.2%
3	Business Services	151	1,550,291	15.3%	75,765	16.8%
4	Member Organizations	83	969,167	9.6%	46,591	10.3%
5	Legal Services	40	468,434	4.6%	30,576	6.8%
6	Real Estate	49	376,662	3.7%	17,075	3.8%
7	Health Services	56	381,451	3.8%	15,606	3.5%
8	Food and Beverage	121	262,320	2.6%	14,195	3.1%
9	Communications	16	241,306	2.4%	9,570	2.1%
10	Educational Services	22	187,655	1.9%	7,746	1.7%
	Other	297	1,119,807	10.9%	41,615	9.2%
	Total	1,037	10,142,268	100.0%	$452,022	100.0%
_______________
Note: Includes all in-place leases as of September 30, 2018 for office and retail space within JBG SMITH's operating portfolio.

PORTFOLIO SUMMARY	SEPTEMBER 30, 2018 (Unaudited)

	Number of Assets	Rentable Square Feet	Number of Units (1)	Estimated Potential Development Density (2)

Wholly Owned
Operating	47	14,416,711	4,199	—
Under construction	2	516,945	256	—
Future development	27	—	—	18,226,900
Total	76	14,933,656	4,455	18,226,900

Real Estate Ventures
Operating	18	4,867,385	2,108	—
Under construction	5	1,569,909	1,220	—
Future development	16	—	—	4,217,500
Total	39	6,437,294	3,328	4,217,500

Total Portfolio	115	21,370,950	7,783	22,444,400

Total Portfolio (at JBG SMITH Share)	115	17,339,223	5,806	19,001,700

____________________
Note: At 100% share, unless otherwise indicated.

(1)	For assets under construction, represents estimated number of units based on current design plans.

(2)	Includes estimated potential office, multifamily and retail development density.

PROPERTY TABLE - OFFICE	SEPTEMBER 30, 2018 (Unaudited)

Office Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q3 2017-2018 / YTD 2017-2018	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot (3)	Retail Annualized Rent Per Square Foot (4)

DC
Universal Buildings	Uptown	100.0%	C	Y / Y	1956 / 1990	659,965	568,890	91,075	98.6%	98.4%	99.6%	$32,196	$48.93	$52.95
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	377,908	346,588	31,320	98.4%	99.0%	92.6%	25,332	69.21	54.95
1730 M Street (5)	CBD	100.0%	C	Y / Y	1964 / 1998	204,748	196,730	8,018	88.5%	88.0%	100.0%	8,744	48.20	49.27
1233 20th Street (6)	CBD	100.0%	C	N / N	1984 / 2003	149,684	149,684	—	77.8%	77.8%	—	5,380	46.21	—
1600 K Street	CBD	100.0%	C	N / N	1950 / 2000	82,011	69,620	12,391	98.6%	98.3%	100.0%	4,314	51.14	65.58
L’Enfant Plaza Office-East (5)	Southwest	49.0%	U	N / N	1972 / 2012	397,014	397,014	—	90.6%	90.6%	—	16,698	46.42	—
L’Enfant Plaza Office-North	Southwest	49.0%	U	N / N	1969 / 2014	299,476	280,002	19,474	95.3%	84.4%	85.9%	11,526	47.61	16.56
L’Enfant Plaza Retail (5)	Southwest	49.0%	U	N / N	1968 / 2014	119,361	16,596	102,765	82.6%	100.0%	78.9%	4,857	36.36	52.44
The Warner	East End	55.0%	U	Y / Y	1924 / 2012	583,453	526,274	57,179	98.3%	99.6%	85.6%	40,271	74.35	26.34
The Foundry	Georgetown	9.9%	U	N / N	1973 / 2017	223,359	216,505	6,854	83.2%	76.4%	100.0%	7,898	46.07	40.88
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	210,576	200,818	9,758	91.2%	91.6%	82.7%	9,947	51.08	67.76

VA
Courthouse Plaza 1 and 2 (5)	Clarendon/Courthouse	100.0%	C	Y / Y	1989 / 2013	632,628	575,435	57,193	87.5%	86.3%	100.0%	$25,367	$47.10	$34.54
2121 Crystal Drive	Crystal City	100.0%	C	Y / Y	1985 / 2006	505,754	505,349	405	95.3%	95.3%	—	23,400	48.57	—
2345 Crystal Drive	Crystal City	100.0%	C	Y / Y	1988 / N/A	502,526	498,320	4,206	82.7%	82.6%	100.0%	18,931	45.61	39.01
2231 Crystal Drive	Crystal City	100.0%	C	Y / Y	1987 / 2009	466,988	416,028	50,960	87.9%	84.2%	100.0%	17,281	44.00	36.46
1550 Crystal Drive (7)	Crystal City	100.0%	C	Y / Y	1980 / 2001	450,411	450,411	—	87.6%	81.3%	—	14,584	39.81	—
RTC-West (7)	Reston	100.0%	C	N / N	1988 / 2014	435,998	435,998	—	93.2%	93.2%	—	15,548	38.25	—
RTC-West Retail	Reston	100.0%	C	N / N	2017 / N/A	40,025	—	40,025	91.9%	—	91.9%	2,465	—	66.98
2011 Crystal Drive	Crystal City	100.0%	C	Y / Y	1984 / 2006	439,994	433,232	6,762	90.1%	82.7%	49.7%	16,296	44.96	57.44
2451 Crystal Drive	Crystal City	100.0%	C	Y / Y	1990 / N/A	398,329	386,639	11,690	70.7%	69.8%	100.0%	12,125	43.39	35.42
Commerce Executive (7)	Reston	100.0%	C	Y / Y	1987 / 2015	388,450	372,190	16,260	87.4%	87.1%	95.2%	12,207	36.30	28.20
1235 S. Clark Street	Crystal City	100.0%	C	Y / Y	1981 / 2007	383,885	335,539	48,346	85.3%	83.2%	100.0%	12,461	41.27	19.36
241 18th Street S.	Crystal City	100.0%	C	Y / Y	1977 / 2013	356,945	330,785	26,160	77.5%	74.8%	92.7%	10,216	38.64	27.11
251 18th Street S.	Crystal City	100.0%	C	Y / Y	1975 / 2013	342,155	292,984	49,171	99.4%	100.0%	96.2%	13,900	41.29	38.15
1215 S. Clark Street	Crystal City	100.0%	C	Y / Y	1983 / 2002	336,159	333,546	2,613	100.0%	100.0%	100.0%	10,798	32.12	32.83
201 12th Street S.	Crystal City	100.0%	C	Y / Y	1987 / N/A	329,885	317,672	12,213	88.6%	88.2%	100.0%	10,498	35.84	37.68
800 North Glebe Road	Ballston	100.0%	C	N / N	2012 / N/A	303,644	277,397	26,247	100.0%	100.0%	100.0%	15,771	52.43	46.79
1225 S. Clark Street	Crystal City	100.0%	C	Y / Y	1982 / 2013	283,610	270,760	12,850	48.4%	44.1%	100.0%	4,735	37.55	19.35
2200 Crystal Drive	Crystal City	100.0%	C	Y / Y	1968 / 2006	282,920	282,920	—	45.6%	45.6%	—	4,954	38.37	—
1901 South Bell Street	Crystal City	100.0%	C	Y / Y	1968 / 2008	277,003	275,079	1,924	100.0%	100.0%	100.0%	11,007	40.00	2.26

PROPERTY TABLE - OFFICE	SEPTEMBER 30, 2018 (Unaudited)

Office Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q3 2017-2018 / YTD 2017-2018	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot (3)	Retail Annualized Rent Per Square Foot (4)
2100 Crystal Drive	Crystal City	100.0%	C	Y / Y	1968 / 2006	249,281	249,281	—	98.8%	98.8%	—	$10,170	$41.31	$—
200 12th Street S.	Crystal City	100.0%	C	Y / Y	1985 / 2013	202,736	202,736	—	86.7%	86.7%	—	7,625	43.38	—
2001 Jefferson Davis Highway	Crystal City	100.0%	C	Y / Y	1967 / N/A	159,757	159,757	—	66.4%	66.4%	—	3,565	33.58	—
Crystal City Shops at 2100	Crystal City	100.0%	C	Y / Y	1968 / 2006	78,245	—	78,245	69.5%	—	68.1%	930	—	17.46
1800 South Bell Street (7)	Crystal City	100.0%	C	N / N	1969 / 2007	74,271	49,792	24,479	100.0%	100.0%	100.0%	2,619	47.88	9.61
Crystal Drive Retail	Crystal City	100.0%	C	Y / Y	2003 / N/A	56,965	—	56,965	100.0%	—	100.0%	3,059	—	53.70
Wiehle Avenue Office Building (7)	Reston	100.0%	C	N / N	1984 / N/A	30,237	30,237	—	100.0%	100.0%	—	749	24.79	—
Pickett Industrial Park	Eisenhower Avenue	10.0%	U	N / N	1973 / N/A	246,145	246,145	—	100.0%	100.0%	—	3,845	15.62	—
Rosslyn Gateway-North	Rosslyn	18.0%	U	N / N	1996 / 2014	143,676	130,922	12,754	80.8%	79.3%	96.0%	4,610	41.02	28.69
Rosslyn Gateway-South	Rosslyn	18.0%	U	N / N	1961 / N/A	102,061	94,477	7,584	84.0%	87.5%	40.4%	2,240	25.43	44.75

MD
7200 Wisconsin Avenue	Bethesda CBD	100.0%	C	N / N	1986 / 2015	267,312	250,650	16,662	70.2%	58.2%	82.2%	$7,881	$49.30	$50.69
One Democracy Plaza* (5)	Bethesda‑Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,131	210,993	2,138	94.9%	93.4%	100.0%	6,375	32.03	29.83
4749 Bethesda Avenue Retail	Bethesda CBD	100.0%	C	N / N	2016 / N/A	7,999	—	7,999	47.9%	—	—	—	—	—
11333 Woodglen Drive	Rockville Pike Corridor	18.0%	U	N / N	2004 / N/A	62,650	54,077	8,573	97.6%	97.2%	100.0%	2,249	35.63	43.82
NoBe II Office (7)	Rockville Pike Corridor	18.0%	U	N / N	1965 / 2005	39,836	31,402	8,434	49.3%	35.7%	100.0%	514	24.22	28.66

Total / Weighted Average						12,399,166	11,469,474	929,692	87.9%	86.3%	90.4%	$476,138	$44.76	$39.60

Recently Delivered
VA
CEB Tower at Central Place (5)	Rosslyn	100.0%	C	N / N	2018 / N/A	552,540	524,537	28,003	77.9%	75.8%	100.0%	25,257	61.15	34.12

Operating - Total / Weighted Average						12,951,706	11,994,011	957,695	87.5%	85.8%	90.7%	$501,395	$45.39	$39.42

PROPERTY TABLE - OFFICE	SEPTEMBER 30, 2018 (Unaudited)

Office Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q3 2017-2018 / YTD 2017-2018	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot (3)	Retail Annualized Rent Per Square Foot (4)
Under Construction
DC
1900 N Street (5) (8)	CBD	55.0%	U			271,433	258,931	12,502	29.6%
L’Enfant Plaza Office-Southeast	Southwest	49.0%	U			215,185	215,185	—	74.3%
MD
4747 Bethesda Avenue (9)	Bethesda CBD	100.0%	C			291,414	285,251	6,163	77.7%
Under Construction - Total / Weighted Average						778,032	759,367	18,665	60.0%

Total / Weighted Average						13,729,738	12,753,378	976,360	85.9%

Totals at JBG SMITH Share
In service assets						10,917,374	10,116,951	800,423	87.5%	85.9%	91.4%	$418,205	$44.80	$39.59
Recently delivered assets						552,540	524,537	28,003	77.9%	75.8%	100.0%	25,257	61.15	34.12
Operating assets						11,469,914	10,641,488	828,426	87.1%	85.4%	91.7%	443,462	45.52	39.39
Under construction assets						546,133	533,093	13,039	63.9%

Number of Assets and Total Square Feet Reconciliation
	Number of Assets	At 100% Share	At JBG SMITH Share
Operating Assets		Square Feet	Square Feet
Q2 2018	48	13,676,557	11,768,077
Placed into service	—	16,051	16,051
Dispositions (10)	(2)	(531,211)	(149,900)
Out-of-service adjustment	—	(21,857)	(21,857)
Removed storage square footage (11)		(173,202)	(127,748)
Building re-measurements	—	(14,632)	(14,709)
Q3 2018	46	12,951,706	11,469,914

See footnotes on page 36.

PROPERTY TABLE - OFFICE	SEPTEMBER 30, 2018 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted. Excludes our 10% subordinated interests in five commercial buildings held through a real estate venture in which we have no economic interest.
* Not Metro-Served.

(1)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(2)	“Y” denotes an asset as same store and “N” denotes an asset as non-same store.

(3)
Represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied office square footage may differ from leased office square footage because leased office square footage includes leases that have been signed but have not yet commenced.

(4)
Represents annualized retail rent divided by occupied retail square feet. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes leases that have been signed but have not yet commenced.

(5)	The following assets are subject to ground leases:

Office Asset	Ground Lease Expiration Date
1730 M Street	4/30/2061
L'Enfant Plaza Office - East	11/23/2064
L'Enfant Plaza Retail	11/23/2064
Courthouse Plaza 1 and 2	1/19/2062
One Democracy Plaza	11/17/2084
CEB Tower at Central Place*	6/2/2102
1900 N Street**	5/31/2106
* We have an option to purchase the ground lease at a fixed price.
** Only a portion of the asset is subject to a ground lease.

(6)	In October 2018, we sold 1233 20th Street for $65.0 million.

(7)
The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics in the above table.

Office Asset	In-Service	Not Available for Lease
1550 Crystal Drive	450,411	43,655
RTC - West	435,998	17,988
Commerce Executive	388,450	14,085
1800 South Bell Street	74,271	145,671
Wiehle Avenue Office Building	30,237	46,901
NoBe II Office	39,836	93,367

(8)	Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of September 30, 2018, JBG SMITH's ownership interest was 79.2%.

(9)	Includes JBG SMITH’s lease for approximately 84,400 square feet.

(10)	In August 2018, we sold our 5% interest in the real estate venture that owned Investment Building for $24.6 million. In September 2018, we sold Executive Tower for $121.4 million.

(11)	Beginning in Q3 2018, JBG SMITH will exclude storage square feet from "Total Square Feet" and "% Leased" metrics.

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2018 (Unaudited)

Multifamily Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q3 2017-2018 / YTD 2017-2018	Year Built / Renovated	Number of Units	Total Square Feet	Multifamily Square Feet	Retail Square Feet	% Leased	Multifamily % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Monthly Rent Per Unit (3) (4)	Monthly Rent Per Square Foot (4) (5)

DC
Fort Totten Square	Brookland/Fort Totten	100.0%	C	N / N	2015 / N/A	345	384,316	253,652	130,664	97.6%	93.3%	100.0%	$8,921	$1,751	$2.38
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	97.2%	96.1%	—	11,399	3,492	3.62
The Gale Eckington	H Street/NoMa	5.0%	U	N / N	2013 / 2017	603	466,716	465,516	1,200	94.0%	90.9%	100.0%	13,376	2,028	2.63
Atlantic Plumbing	U Street/Shaw	64.0%	U	N / N	2015 / N/A	310	245,527	221,788	23,739	97.3%	94.5%	100.0%	10,203	2,586	3.61

VA
RiverHouse Apartments	Pentagon City	100.0%	C	Y / Y	1960 / 2013	1,670	1,322,016	1,319,354	2,662	96.7%	95.4%	100.0%	$34,007	$1,774	$2.25
The Bartlett	Pentagon City	100.0%	C	Y / N	2016 / N/A	699	619,372	577,295	42,077	98.5%	96.7%	100.0%	23,013	2,673	3.24
220 20th Street	Crystal City	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	98.8%	96.6%	100.0%	8,049	2,606	2.56
2221 South Clark Street	Crystal City	100.0%	C	Y / Y	1964 / 2016	216	164,743	164,743	—	100.0%	100.0%	—	3,450	N/A	N/A
Fairway Apartments*	Reston	10.0%	U	N / N	1969 / 2005	346	370,850	370,850	—	96.4%	96.0%	—	6,560	1,647	1.54

MD
Falkland Chase-South & West	Downtown Silver Spring	100.0%	C	N / N	1938 / 2011	268	222,949	222,949	—	99.3%	98.9%	—	$5,657	$1,779	$2.14
Falkland Chase-North (6)	Downtown Silver Spring	100.0%	C	N / N	1938 / 1986	162	106,159	106,159	—	96.2%	96.3%	—	2,763	1,476	2.25
Galvan	Rockville Pike Corridor	1.8%	U	N / N	2015 / N/A	356	390,641	295,033	95,608	96.2%	94.4%	96.8%	10,807	1,794	2.16
The Alaire (7)	Rockville Pike Corridor	18.0%	U	N / N	2010 / N/A	279	266,497	251,691	14,806	88.5%	87.5%	100.0%	5,606	1,719	1.91
The Terano (6) (7)	Rockville Pike Corridor	1.8%	U	N / N	2015 / N/A	214	195,864	183,496	12,368	94.1%	93.5%	76.2%	4,505	1,758	2.05

Total / Weighted Average						6,016	5,300,390	4,975,703	324,687	96.5%	94.9%	98.1%	$148,316	$2,058	$2.48

Recently Delivered
DC
1221 Van Street	Ballpark/Southeast	100.0%	C	N / N	2018 / N/A	291	226,300	202,715	23,585	73.9%	70.4%	67.8%	6,461	2,347	3.37
Operating - Total / Weighted Average						6,307	5,526,690	5,178,418	348,272	95.5%	93.8%	96.1%	$154,777	$2,068	$2.52

Under Construction
DC
West Half	Ballpark/Southeast	96.9%	C			465	388,174	346,415	41,759
965 Florida Avenue (8)	U Street/Shaw	96.1%	C			433	336,092	290,296	45,796
Atlantic Plumbing C	U Street/Shaw	100.0%	C			256	225,531	206,057	19,474

MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	U			322	359,025	338,990	20,035

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2018 (Unaudited)

Multifamily Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q3 2017-2018 / YTD 2017-2018	Year Built / Renovated	Number of Units	Total Square Feet	Multifamily Square Feet	Retail Square Feet	% Leased	Multifamily % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Monthly Rent Per Unit (3) (4)	Monthly Rent Per Square Foot (4) (5)

Under Construction - Total						1,476	1,308,822	1,181,758	127,064

Total						7,783	6,835,512	6,360,176	475,336

Totals at JBG SMITH Share
In service assets						4,232	3,640,380	3,443,552	196,828	97.5%	95.9%	99.9%	$106,398	$2,135	$2.61
Recently delivered assets						291	226,300	202,715	23,585	73.9%	70.4%	67.8%	6,461	2,347	3.37
Operating assets						4,523	3,866,680	3,646,267	220,413	96.1%	94.3%	96.5%	112,859	2,146	2.65
Under construction assets						1,284	1,104,112	990,148	113,964

Number of Assets and Total Square Feet/Units Reconciliation
	Number of Assets	At 100% Share	At JBG SMITH Share
Operating Assets		Square Feet/Units	Square Feet/Units
Q2 2018	15	5,533,341 SF/ 6,307 Units	3,873,331 SF/ 4,523 Units
Placed into service	—	—	—
Out-of-service adjustment	—	—	—
Removed storage square footage (9)	—	(6,651 SF)/ 0 Units	(6,651 SF)/ 0 Units
Building re-measurements	—	—	—
Q3 2018	15	5,526,690 SF/ 6,307 Units	3,866,680 SF/ 4,523 Units

Leasing Activity - Multifamily
	Number of Assets	Number of Units	Monthly Rent Per Unit (3)			Multifamily % Occupied			Annualized Rent (in thousands)
			Q3 2018	Q3 2017	% Change	Q3 2018	Q3 2017	% Change	Q3 2018	Q3 2017	% Change
DC	4	857	$2,539	$2,633	(3.6)%	94.4%	93.4%	1.0%	$24,650	$25,270	(2.5)%
VA	4	2,669	2,093	2,076	0.8%	95.9%	94.6%	1.3%	64,285	62,911	2.2%
MD	5	490	1,674	1,648	1.6%	96.8%	94.4%	2.4%	9,531	9,159	4.1%
Total / Weighted Average	13	4,016	$2,135	$2,142	(0.3)%	95.7%	94.3%	1.4%	$98,466	$97,340	1.2%
Note: At JBG SMITH share. Includes both Vornado Included Assets and JBG Assets placed in service prior to July 1, 2017.

See footnotes on page 39.

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2018 (Unaudited)

Footnotes

Note: At 100% share.
* Not Metro-Served.

(1)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(2)	“Y” denotes an asset as same store and “N” denotes an asset as non-same store.

(3)
Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but have not yet commenced.

(4)	Excludes 2221 South Clark Street (WeLive).

(5)
Represents multifamily rent divided by occupied multifamily square feet; retail rent and retail square feet are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes leases that have been signed but have not yet commenced.

(6)
The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics in the above table.

Multifamily Asset	In-Service	Not Available for Lease
Falkland Chase - North	106,159	13,284
The Terano	195,864	3,904

(7)	The following assets are subject to ground leases:

Multifamily Asset	Ground Lease Expiration Date
The Alaire	3/27/2107
The Terano	8/5/2112

(8)
Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of September 30, 2018, JBG SMITH's ownership interest was 85.4%.

(9)	Beginning in Q3 2018, JBG SMITH will exclude storage square feet from "Total Square Feet" and "% Leased" metrics.

PROPERTY TABLE - OTHER	SEPTEMBER 30, 2018 (Unaudited)

Other Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q3 2017-2018 / YTD 2017-2018	Year Built / Renovated	Total Square Feet (3)	% Leased	% Occupied	Annualized Rent (in thousands)	Annualized Rent Per Square Foot (4)

Retail
DC
North End Retail	U Street/Shaw	100.0%	C	N / N	2015 / N/A	27,433	100.0%	100.0%	$1,402	$51.12
VA
Vienna Retail*	Vienna	100.0%	C	Y / Y	1981 / N/A	8,584	100.0%	100.0%	420	48.94
Stonebridge at Potomac Town Center*(5)	Prince William County	10.0%	U	N / N	2012 / N/A	503,683	98.0%	97.5%	15,854	32.28
Total / Weighted Average						539,700	98.2%	97.7%	$17,676	$33.53

Hotel
VA
Crystal City Marriott	Crystal City	100.0%	C	Y / Y	1968/2013	266,000 (345 Rooms)

Operating - Total						805,700

Totals at JBG SMITH Share
Operating assets						352,385	98.8%	98.6%	$3,408	$40.03

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q2 2018	4	764,612	348,242
Placed into service (5)	—	41,050	4,105
Out-of-service adjustment	—	—	—
Building re-measurements	—	38	38
Q3 2018	4	805,700	352,385

See footnotes on page 41.

PROPERTY TABLE - OTHER	SEPTEMBER 30, 2018 (Unaudited)

Footnotes

Note: At 100% share.
* Not Metro-Served.

(1)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(2)	“Y” denotes an asset as same store and “N” denotes an asset as non-same store.

(3)
Does not include approximately 976,000 square feet of retail space within our operating and under construction office portfolio and approximately 475,000 square feet of retail space within our operating and under construction multifamily portfolio.

(4)
Represents annualized rent divided by occupied square feet. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.

(5)	In Q2 2018, Stonebridge at Potomac Town Center - Phase II was delivered and is now combined with Stonebridge at Potomac Town Center - Phase I.

PROPERTY TABLE - UNDER CONSTRUCTION	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands, except per square foot data		% Ownership	Estimated Square Feet	% Pre-Leased	Weighted Average Pre-Lease Rent Per Square Foot (1)	Estimated Number of Units		Schedule (2)		At JBG SMITH Share
							Construction Start Date	Estimated Completion Date	Estimated Stabilization Date	Historical Cost (3)	Estimated Incremental Investment	Estimated Total Investment
Asset	Submarket

Office
DC
1900 N Street (4)	CBD	55.0%	271,433	29.6%	$86.71	—	Q2 2017	Q2 2020	Q4 2022	$101,139	$22,750	$123,889
L'Enfant Plaza Office - Southeast	Southwest	49.0%	215,185	74.3%	54.58	—	Q1 2017	Q3 2019	Q2 2021	38,581	8,661	47,242
MD
4747 Bethesda Avenue (5)	Bethesda CBD	100.0%	291,414	77.7%	61.15	—	Q2 2017	Q4 2019	Q2 2021	93,116	67,504	160,620
Total/weighted average			778,032	60.0%	$63.32	—	Q2 2017	Q4 2019	Q3 2021	$232,836	$98,915	$331,751

Multifamily
DC
West Half	Ballpark/Southeast	96.9%	388,174	—	—	465	Q1 2017	Q1 2020	Q1 2021	137,089	84,087	221,176
965 Florida Avenue (6)	U Street/Shaw	96.1%	336,092	—	—	433	Q4 2017	Q4 2020	Q1 2022	38,485	114,134	152,619
Atlantic Plumbing C	U Street/Shaw	100.0%	225,531	—	—	256	Q1 2017	Q4 2019	Q3 2020	113,549	45,104	158,653
MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	359,025	—	—	322	Q2 2017	Q3 2020	Q4 2021	40,473	53,942	94,415
Total/weighted average			1,308,822	—	—	1,476	Q2 2017	Q2 2020	Q2 2021	$329,596	$297,267	$626,863

Under Construction - Total / Weighted Average (7)			2,086,854	60.0%	$63.32	1,476	Q2 2017	Q1 2020	Q2 2021	$562,432	$396,182	$958,614
				Office	Multifamily	Other	Total
Weighted average projected NOI yield at JBG SMITH share:
Estimated total project cost (8)				7.5%	6.4%	—	6.8%			Consol	310,829
Estimated total investment				7.3%	6.0%	—	6.4%			Unconsol	85,353
Estimated incremental investment				24.3%	12.6%	—	15.5%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)				$24.1	$37.5	$—	$61.6
____________________
Note: At 100% share, unless otherwise noted.

(1)
Based on leases signed as of September 30, 2018 and calculated as contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to contractual monthly base rent.

(2)	Average dates are weighted by JBG SMITH share of estimated square feet.

(3)	Historical cost excludes certain GAAP adjustments, such as capitalized payroll, interest and ground lease costs. See definition of historical cost on page 52.

(4)	Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of September 30, 2018, JBG SMITH's ownership interest was 79.2%.

(5)	Includes JBG SMITH’s lease for approximately 84,400 square feet.

(6)
Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of September 30, 2018, JBG SMITH's ownership interest was 85.4%.

(7)	Multifamily assets are excluded from the % pre-leased and the weighted average pre-lease rent per square foot metrics.

(8)	Estimated total project cost is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.

PROPERTY TABLE - FUTURE DEVELOPMENT	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands, except per square foot data, at JBG SMITH share						Estimated Commercial SF / Multifamily Units to be Replaced (1)			Estimated Capitalized Cost of SF / Units to Be Replaced (4)	Estimated Capitalized Cost of Ground Rent Payments (5)		Estimated Total Investment per SF
	Number of Assets							Estimated Remaining Acquisition Cost (3)			Estimated Total Investment
		Estimated Potential Development Density (SF)					Historical Cost (2)
Region		Total	Office	Multifamily	Retail

Owned
DC
DC Emerging	7	1,678,400	312,100	1,357,300	9,000	—	$94,573	N/A	$—	$—	$94,573	$56.35
DC Mature	2	336,200	324,400	—	11,800	—	63,522	N/A	—	—	63,522	188.94
	9	2,014,600	636,500	1,357,300	20,800	—	158,095	N/A	—	—	158,095	78.47
VA
Pentagon City	5	5,170,500	4,082,000	1,059,500	29,000	—	165,011	N/A	—	—	165,011	31.91
Reston	5	3,483,200	1,299,800	1,971,400	212,000	30,237 SF / 15 units	75,933	N/A	6,745	—	82,678	23.74
Crystal City	9	2,974,400	620,000	2,088,200	266,200	74,271 SF	149,538	N/A	23,133	—	172,671	58.05
Other VA	5	951,300	496,400	394,300	60,600	21,544 SF	29,454	N/A	3,028	2,431	34,913	36.70
	24	12,579,400	6,498,200	5,513,400	567,800	126,052 SF / 15 units	419,936	N/A	32,906	2,431	455,273	36.19
MD
Silver Spring	1	1,276,300	—	1,156,300	120,000	162 units	15,044	N/A	26,867	—	41,911	32.84
Greater Rockville	4	126,500	19,200	88,600	18,700	7,170 SF	3,623	N/A	—	718	4,341	34.32
	5	1,402,800	19,200	1,244,900	138,700	7,170 SF / 162 units	18,667	N/A	26,867	718	46,252	32.97
Total / weighted average	38	15,996,800	7,153,900	8,115,600	727,300	133,222 SF / 177 units	$596,698	N/A	$59,773	$3,149	$659,620	$41.23

Optioned (6)
DC
DC Emerging	3	1,793,600	78,800	1,498,900	215,900	—	$18,541	$25,051	$—	$71,113	$114,705	$63.95
VA
Other VA	2	1,211,300	600,000	610,400	900	—	62	23,895	—	—	23,957	19.78
Total / weighted average	5	3,004,900	678,800	2,109,300	216,800	—	$18,603	$48,946	$—	$71,113	$138,662	$46.15

Total / Weighted Average	43	19,001,700	7,832,700	10,224,900	944,100	133,222 SF / 177 units	$615,301	$48,946	$59,773	$74,262	$798,282	$42.01
____________________

(1)
Represents management's estimate of the total office and/or retail rentable square feet and multifamily units that would need to be redeveloped to access some of the estimated potential development density.

(2)
Historical cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized payroll, interest and ground lease costs. See definition of historical cost on page 52.

(3)	Represents management's estimate of remaining deposits, option payments, and option strike prices as of September 30, 2018.

(4)
Capitalized value of estimated commercial square feet / multifamily units to be replaced, which generated approximately $0.9 million of NOI for the three months ended September 30, 2018 (included in the NOI of the applicable operating segment), at a 6.0% capitalization rate. NoBe II Office's annualized NOI is excluded from this calculation.

(5)
Capitalized value of stabilized annual ground rent payments associated with leasehold assets at a 5.0% capitalization rate. Two owned parcels and one optioned parcel are leasehold interests with estimated annual stabilized ground rent payments totaling $3.7 million.

(6)	As of September 30, 2018, the weighted average remaining term for the optioned future development assets is 5.8 years.

DISPOSITION & RECAPITALIZATION ACTIVITY	SEPTEMBER 30, 2018 (Unaudited)

Disposition Activity (1):

dollars in thousands, at JBG SMITH share					Total Square Feet/ Estimated Potential Development Density	Gross Sales Price	Net Cash Proceeds	Book Gain
Assets	Ownership Percentage	Asset Type	Location	Date Disposed

Q1 2018
Summit - MWAA	100.0%	Future Development	Reston, VA	February 13, 2018	—	$2,154	$2,154	$455

Q2 2018
Summit I and II / Summit Land (2)	100.0%	Office / Future Development	Reston, VA	April 3, 2018	284,118 / 700,000	$95,000	$35,240	$6,189
Bowen Building	100.0%	Office	Washington, DC	May 1, 2018	231,402	140,000	136,488	27,207
Q2 2018 dispositions					515,520 / 700,000	$235,000	$171,728	$33,396

Q3 2018
Investment Building	5.0%	Office	Washington, DC	August 23, 2018	20,069	$24,602	24,688	15,488
Executive Tower	100.0%	Office	Washington, DC	September 21, 2018	129,831	121,445	113,267	11,938
Q3 2018 dispositions					149,900	$146,047	$137,955	$27,426

Total					665,420 / 700,000	$383,201	$311,837	$61,277

Recapitalization Activity:

In February 2018, JBG SMITH closed a joint venture with Canadian Pension Plan Investment Board (CPPIB) to recapitalize 1900 N Street, an Under Construction office asset consisting of approximately 271,000 square feet in the CBD of Washington, DC. CPPIB will commit approximately $101 million for a 45% interest based on a total capitalization of approximately $225 million.

_______________

(1)
As of September 30, 2018, three real estate assets (Commerce Executive, 1233 20th Street and the out-of-service portion of Falkland Chase - North) were classified as held for sale in our condensed consolidated balance sheet:

•	In July 2018, the buyer’s deposit related to the contract to sell Commerce Executive for $115.0 million became non-refundable. The sale is expected to close in early 2019.

•	In October 2018, we sold 1233 20th Street, an office building located in Washington, DC, for $65.0 million. In connection with the sale, we repaid the related $41.9 million mortgage loan.

•	In October 2018, we sold the out-of-service portion of Falkland Chase - North, a multifamily building located in Downtown Silver Spring, Maryland, for $3.8 million.

(2)	In connection with the sale, we repaid the related $59.0 million mortgage loan.

DEBT SUMMARY	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands, at JBG SMITH share	2018	2019	2020	2021	2022	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($1 billion commitment)	$—	$—	$—	$—	$—	$—	$—
Term loans ($400 million commitment)	—	—	—	—	—	300,000	300,000
Total unsecured debt	—	—	—	—	—	300,000	300,000
Secured Debt:
Consolidated principal balance	207,181	224,958	97,141	98,286	327,500	860,875	1,815,941
Unconsolidated principal balance	678	118,847	36,168	—	74,294	213,903	443,890
Total secured debt	207,859	343,805	133,309	98,286	401,794	1,074,778	2,259,831

Total Consolidated and Unconsolidated Principal Balance	$207,859	$343,805	$133,309	$98,286	$401,794	$1,374,778	$2,559,831

% of total debt maturing	8.1%	13.4%	5.2%	3.8%	15.7%	53.8%	100.0%
% floating rate (1)	48.4%	87.8%	17.6%	—	—	15.2%	24.8%
% fixed rate (2)	51.6%	12.2%	82.4%	100.0%	100.0%	84.8%	75.2%

Weighted Average Interest Rates
Variable rate	4.12%	4.78%	5.87%	—	—	3.82%	4.40%
Fixed rate	4.11%	4.38%	3.32%	4.88%	3.94%	4.20%	4.13%
Total Weighted Average Interest Rates	4.11%	4.73%	3.77%	4.88%	3.94%	4.14%	4.20%

	Credit Facility
	Revolving Credit Facility	Tranche A-1 Term Loan	Tranche A-2 Term Loan	Total/Weighted Average			2,115,941
Credit limit	$1,000,000	$200,000	$200,000	$1,400,000
Outstanding principal balance	$—	$100,000	$200,000	$300,000
Letters of credit	$5,743	$—	$—	$5,743
Undrawn capacity	$994,257	$100,000	$—	$1,094,257
Interest rate spread (3)	1.10%	1.20%	1.55%	1.43%
All-In interest rate (4)	3.36%	3.32%	3.81%	3.65%
Initial maturity date	Jul-21	Jan-23	Jul-24	—
Delayed draw availability period	—	Jul-19	—	—
____________________

(1)	Floating rate debt includes floating rate loans with interest rate caps.

(2)	Fixed rate debt includes floating rate loans with interest rate swaps.

(3)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.

(4)	The all-in interest rate is inclusive of interest rate swaps. As of September 30, 2018, only the $100 million outstanding balance on the Tranche A-1 Term Loan had been swapped.

DEBT BY INSTRUMENT	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands Asset	% Ownership	Principal Balance	Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate (1)	Initial Maturity Date	Extended Maturity Date (2)

Consolidated
Courthouse Plaza 1 and 2	100.0%	—	L + 1.60%	—	3.86%	05/10/19	05/10/20
RTC - West	100.0%	97,141	L + 1.50%	Swap	3.33%	04/12/20	04/12/21
WestEnd25	100.0%	98,286	4.88%	Fixed	4.88%	06/01/21	06/01/21
Universal Buildings	100.0%	182,996	L + 1.90%	Cap	4.16%	08/12/19	08/12/21
CEB Tower at Central Place (3)	100.0%	207,181	L + 2.45%	Swap	4.11%	11/07/18	11/07/21
The Bartlett	100.0%	220,000	L + 1.70%	Swap	3.79%	06/20/22	06/20/22
Credit Facility - Revolving Credit Facility	100.0%	—	L + 1.10%	—	3.36%	07/16/21	07/16/22
Credit Facility -Tranche A-1 Term Loan	100.0%	100,000	L + 1.20%	Swap	3.32%	01/18/23	01/18/23
2121 Crystal Drive	100.0%	137,396	5.51%	Fixed	5.51%	03/01/23	03/01/23
Falkland Chase - South & West	100.0%	41,254	3.78%	Fixed	3.78%	06/01/23	06/01/23
800 North Glebe Road	100.0%	107,500	L + 1.60%	Swap	3.60%	06/30/22	06/30/24
Credit Facility - Tranche A-2 Term Loan	100.0%	200,000	L + 1.55%	—	3.81%	07/18/24	07/18/24
2101 L Street	100.0%	138,228	3.97%	Fixed	3.97%	08/15/24	08/15/24
1233 20th Street	100.0%	41,962	4.38%	Fixed	4.38%	11/01/19	11/01/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	84,687	7.94%	Fixed	7.94%	01/01/25	01/01/25
RiverHouse Apartments	100.0%	307,710	L + 1.28%	Swap	3.47%	04/01/25	04/01/25
Fort Totten Square	100.0%	73,600	L + 1.35%	Swap	3.77%	05/18/25	05/18/25
1235 S. Clark Street	100.0%	78,000	3.94%	Fixed	3.94%	11/01/27	11/01/27
Total Consolidated Principal Balance		2,115,941
Premium / (discount) recognized as a result of the Formation Transaction		1,260
Deferred financing costs - mortgage loans		(5,345)
Deferred financing costs - credit facility		(8,267)
Total Consolidated Indebtedness		$2,103,589

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgages payable		$1,769,938
Revolving credit facility		—	—	5,292
Deferred financing costs, net - credit facility (included in other assets)		(5,292)
Unsecured term loan		296,981
Liabilities related to assets held for sale - mortgage loan		41,962
Total Consolidated Indebtedness		$2,103,589

DEBT BY INSTRUMENT	SEPTEMBER 30, 2018 (Unaudited)

dollars in thousands Asset	% Ownership	Principal Balance	Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate (1)	Initial Maturity Date	Extended Maturity Date (2)

Unconsolidated
The Terano	1.8%	$37,683	L + 2.35%	—	4.61%	11/08/18	11/08/19
11333 Woodglen Drive	18.0%	12,909	L + 1.90%	Swap	3.52%	01/01/20	01/01/20
Galvan	1.8%	89,500	L + 1.75%	Cap	4.01%	03/06/20	03/06/21
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%	48,390	L + 2.00%	Cap	3.00%	11/17/19	11/17/21
The Foundry	9.9%	54,998	L + 1.85%	Cap	4.11%	12/12/19	12/12/21
L'Enfant Plaza Office - North, L'Enfant Plaza Office - East, L'Enfant Plaza Retail (4)	49.0%	213,697	L + 3.65%	Cap	6.05%	05/08/19	05/08/22
L'Enfant Plaza Office - Southeast	49.0%	44,682	L + 3.75%	Cap	6.01%	05/08/20	05/08/22
Atlantic Plumbing	64.0%	100,000	L + 1.50%	Swap	5.08%	11/08/22	11/08/22
Stonebridge at Potomac Town Center	10.0%	103,407	L + 1.70%	Swap	3.25%	12/10/20	12/10/22
The Warner	55.0%	271,741	3.65%	Fixed	3.65%	06/01/23	06/01/23
The Alaire	18.0%	48,000	L + 1.82%	Cap	4.08%	03/01/25	03/01/25
1101 17th Street	55.0%	60,000	L + 1.25%	Swap	4.13%	06/13/25	06/13/25
Fairway Apartments	10.0%	47,531	L + 1.50%	Swap	3.60%	07/01/22	07/01/25
7900 Wisconsin Avenue	50.0%	—	4.82%	Fixed	4.82%	07/15/25	07/15/25
The Gale Eckington	5.0%	110,813	L + 1.60%	Swap	3.56%	07/31/22	07/31/25
Pickett Industrial Park	10.0%	23,600	L + 1.45%	Swap	3.56%	09/04/25	09/04/25
Wardman Park	16.7%	122,673	4.77%	Fixed	4.77%	02/01/23	02/01/28
Total Unconsolidated Principal Balance		1,389,624
Deferred financing costs		(2,555)
Total Unconsolidated Indebtedness		$1,387,069

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH share		$2,115,941
Unconsolidated principal balance at JBG SMITH share		443,890	6%
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,559,831

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,103,589
Unconsolidated indebtedness at JBG SMITH Share		442,669
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,546,258	2.55
____________________

(1)	September 30, 2018 one-month LIBOR of 2.26% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.

(2)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.

(3)	The notional amount of the CEB Tower at Central Place interest rate swap as of September 30, 2018 was $107.2 million.

(4)	The base rate for this loan is three-month LIBOR, which was 2.39% as of September 30, 2018.

CONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2018 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Akridge
West Half	Multifamily	Washington, DC	Ballpark/Southeast	96.9%	388,174

MRP Realty
965 Florida Avenue (1)	Multifamily	Washington, DC	U Street/Shaw	96.1%	336,092

Total Consolidated Real Estate Ventures					724,266

____________________

Note: Total square feet at 100% share.

(1)
Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of September 30, 2018, JBG SMITH's ownership interest was 85.4%.

UNCONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2018 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Landmark
L'Enfant Plaza Office - East	Office	Washington, DC	Southwest	49.0%	397,014
L'Enfant Plaza Office - North	Office	Washington, DC	Southwest	49.0%	299,476
L'Enfant Plaza Office - Southeast	Office	Washington, DC	Southwest	49.0%	215,185
L'Enfant Plaza Retail	Office	Washington, DC	Southwest	49.0%	119,361
Rosslyn Gateway - North	Office	Arlington, VA	Rosslyn	18.0%	143,676
Rosslyn Gateway - South	Office	Arlington, VA	Rosslyn	18.0%	102,061
11333 Woodglen Drive	Office	Rockville, MD	Rockville Pike Corridor	18.0%	62,650
NoBe II Office	Office	Rockville, MD	Rockville Pike Corridor	18.0%	39,836
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,641
The Alaire	Multifamily	Rockville, MD	Rockville Pike Corridor	18.0%	266,497
The Terano	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	195,864
NoBe II Land	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	589,000
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
L'Enfant Plaza Office - Center	Future Development	Washington, DC	Southwest	49.0%	350,000
Courthouse Metro Land	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	286,500
Courthouse Metro Land - Option	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	62,500
5615 Fishers Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	106,500
12511 Parklawn Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	6,500
Woodglen	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	—
					4,442,761

CBREI Venture
Pickett Industrial Park	Office	Alexandria, VA	Eisenhower Avenue	10.0%	246,145
The Foundry	Office	Washington, DC	Georgetown	9.9%	223,359
The Gale Eckington	Multifamily	Washington, DC	H Street/NoMa	5.0%	466,716
Fairway Apartments	Multifamily	Reston, VA	Reston	10.0%	370,850
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
Stonebridge at Potomac Town Center	Other	Woodbridge, VA	Prince William County	10.0%	503,683
Stonebridge at Potomac Town Center - Land	Future Development	Woodbridge, VA	Prince William County	10.0%	232,700
Fairway Land	Future Development	Reston, VA	Reston	10.0%	526,200
					2,815,180

UNCONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2018 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Canadian Pension Plan Investment Board
The Warner	Office	Washington, DC	East End	55.0%	583,453
1900 N Street (1)	Office	Washington, DC	CBD	55.0%	271,433
1101 17th Street	Office	Washington, DC	CBD	55.0%	210,576
					1,065,462

Forest City
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	662,600

Brandywine
1250 1st Street	Future Development	Washington, DC	NoMa	30.0%	265,800
51 N Street	Future Development	Washington, DC	NoMa	30.0%	177,500
50 Patterson Street	Future Development	Washington, DC	NoMa	30.0%	142,200
					585,500

Berkshire Group
7900 Wisconsin Avenue	Multifamily	Bethesda, MD	Bethesda CBD	50.0%	359,025

CIM Group / Pacific Life Insurance Company
Wardman Park	Future Development	Washington, DC	Woodley Park	16.7%	—

Total Unconsolidated Real Estate Ventures					9,930,528

____________________

Note: Total square feet at 100% share.

(1)	Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of September 30, 2018, JBG SMITH's ownership interest was 79.2%.

DEFINITIONS	SEPTEMBER 30, 2018

Annualized Rent
“Annualized rent” is defined as (i) for office and other assets, or the retail component of a mixed-use asset, the in-place monthly base rent before free rent, plus tenant reimbursements as of September 30, 2018, multiplied by 12, with triple net leases converted to a gross basis by adding estimated tenant reimbursements to monthly base rent, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before free rent as of September 30, 2018, multiplied by 12. Annualized rent excludes rent from signed but not yet commenced leases.
Annualized Rent Per Square Foot
“Annualized rent per square foot” is defined as (i) for office assets, annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric, (ii) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric, and (iii) for other assets, annualized rent divided by occupied square feet. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.
Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA
Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our consolidated outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains on sales of depreciated real estate and impairment losses of depreciable real estate, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.
“Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as non-recurring transaction and other costs, gain (loss) on the extinguishment of debt, gain on sale of non-operating real estate, distributions in excess of our net investment in consolidated real estate ventures, gain on the bargain purchase of a business and share-based compensation expense related to the Formation Transaction. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.
Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 14.
Estimated Potential Development Density
‘‘Estimated potential development density’’ reflects management’s estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of September 30, 2018. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that estimated potential development density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.
Free Rent
‘‘Free rent’’ means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).
Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution ("FAD")
FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT. NAREIT defines FFO as “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.”
"Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, gain on the bargain purchase of a business, gain on sale of non-operating real estate, distributions in excess of our net investment in consolidated real estate ventures, share-based compensation expense related to the Formation Transaction, amortization of the management contracts intangible and the mark-to-market of interest rate swaps.
"FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.
We believe FFO, Core FFO and FAD are meaningful non‑GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non‑GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and

DEFINITIONS	SEPTEMBER 30, 2018

are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income to FFO, Core FFO and FAD is presented on pages 15-16.
Future Development
“Future development” refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of September 30, 2018 where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to land.
Historical Cost, Estimated Incremental Investment, Estimated Total Investment and Estimated Total Project Cost
“Historical cost” is a non-GAAP measure which includes the total historical cost incurred by JBG SMITH, with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements, leasing costs and other similar costs, but excluding any financing costs, ground rent expenses and capitalized payroll costs incurred as of September 30, 2018.
“Estimated incremental investment” means management’s estimate of the remaining cost to be incurred in connection with the development of an asset as of September 30, 2018, including all remaining acquisition costs, hard costs, soft costs, tenant improvements, leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs, ground rent expenses and capitalized payroll costs.
“Estimated total investment” means, with respect to the development of an asset, the sum of the historical cost in such asset and the estimated incremental investment for such asset.
"Estimated total project cost" is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.
Actual incremental investment, actual total investment and actual total project cost may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.
In Service
‘‘In service’’ refers to office, multifamily or other assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of September 30, 2018.
Metro-Served
“Metro-served” means locations, submarkets or assets that are generally nearby and within walking distance of a Metro station, defined as being within 0.5 miles of an existing or planned Metro station.
Monthly Rent Per Unit
For multifamily assets, represents multifamily rent for the month ended September 30, 2018 divided by occupied units; retail rent is excluded from this metric.
Near-Term Development
‘‘Near-term development’’ refers to assets that have substantially completed the entitlement process and on which we intend to commence construction within 18 months following September 30, 2018, subject to market conditions.
Net Operating Income ("NOI"), Adjusted Annualized NOI, Estimated Stabilized NOI and Projected NOI Yield
“NOI” is a non-GAAP financial measure management uses to measure the operating performance of our assets and consists of property-related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended September 30, 2018 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing twelve-month NOI as of September 30, 2018. Management believes Annualized NOI provides useful information in understanding JBG SMITH’s financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the annualized NOI shown will reflect JBG SMITH’s actual results of operations over any 12-month period. We also report adjusted annualized NOI which includes signed but not yet commenced leases and incremental revenue from recently delivered assets assuming stabilization. While we believe adjusted annualized NOI provides useful information regarding potential future NOI from our assets, it does not account for any decrease in NOI for lease terminations, defaults or other negative events that could affect NOI and therefore, should not be relied upon as indicative of future NOI.
This Investor Package also contains management’s estimate of stabilized NOI and projections of NOI yield for under construction and near-term development assets, which are based on management’s estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management’s plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package.

DEFINITIONS	SEPTEMBER 30, 2018

Management’s projections of NOI yield are not projections of JBG SMITH’s overall financial performance or cash flow, and there can be no assurance that the projected NOI yield set forth in this Investor Package will be achieved.
“Projected NOI yield” means our estimated stabilized NOI reported as a percentage of (i) estimated total project costs, (ii) estimated total investment and (iii) estimated incremental investment. Actual initial full year stabilized NOI yield may vary from the projected NOI yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the projected NOI yields described in this Investor Package.

The Company does not provide reconciliations for non-GAAP estimates on a future basis, including adjusted annualized NOI and estimated stabilized NOI because it is unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income. Additionally, no reconciliation of projected NOI yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Management uses each of these measures as supplemental performance measures for its assets and believes they provide useful information to investors because they reflect only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets.

However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of this measure of the operating performance of our assets is limited. Moreover, our method of calculating NOI may differ from other real estate companies and, accordingly, may not be comparable. NOI should be considered only as a supplement to net operating income (loss) (computed in accordance with GAAP) as a measure of the operating performance of our assets.
Percent Leased
‘‘Percent leased’’ is based on leases signed as of September 30, 2018, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.
Percent Pre-Leased
‘‘Percent pre-leased’’ is based on leases signed as of September 30, 2018, and is calculated as the estimated rentable square feet leased divided by estimated total rentable square feet expressed as a percentage.
Percent Occupied
‘‘Percent occupied’’ is based on occupied rentable square feet/units as of September 30, 2018, and is calculated as (i) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage. Out-of-service square feet are excluded from this calculation.
Pro Rata Adjusted General and Administrative (“G&A”) Expenses
"Pro Rata Adjusted G&A expenses", a non-GAAP financial measure, represents G&A expenses adjusted for share-based compensation expense related to the Formation Transaction and the G&A expenses of our third-party real estate services and asset management business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our G&A expenses as compared to similar real estate companies and in general.
Recently Delivered
“Recently delivered” refers to assets that have been delivered within the 12 months ended September 30, 2018.
Same Store and Non-Same Store
“Same store” refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared. No JBG Assets are included in the same store pool.

“Non-same store” refers to all operating assets excluded from the same store pool.
Second Generation Lease
“Second generation lease” is a lease on space that had been vacant for less than nine months.
Signed But Not Yet Commenced Leases

DEFINITIONS	SEPTEMBER 30, 2018

“Signed but not yet commenced leases” means leases for assets in JBG SMITH’s portfolio that, as of September 30, 2018, have been executed but for which the contractual lease term had not yet begun, and no rental payments had yet been charged to the tenant.
Square Feet
‘‘Square feet’’ or ‘‘SF’’ refers to the area that can be rented to tenants, defined as (i) for office and other assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management’s estimate of approximate rentable square feet, (iii) for the assets under construction and the near-term development assets, management’s estimate of approximate rentable square feet based on current design plans as of September 30, 2018, or (iv) for future development assets, management’s estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of September 30, 2018.
Transaction and Other Costs
Transaction and other costs include amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition and dead deal costs.
Under Construction
‘‘Under construction’’ refers to assets that were under construction during the three months ended September 30, 2018.

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